                         As filed with the Securities and Exchange Commission on May 15, 2002
======================================================================================================================
                                                                                          Registration No. ___________
======================================================================================================================
                                              SECURITIES AND EXCHANGE COMMISSION
                                                     WASHINGTON, D.C. 20549

                                                           FORM SB-2
                                              REGISTRATION STATEMENT UNDER
                                               THE SECURITIES ACT OF 1933

                                                            --------
                  NEVADA                            IVP TECHNOLOGY CORPORATION                           65-6998896
      (State or Other Jurisdiction of           (Name of Registrant in Our Charter)         (I.R.S. Employer Identification No.)
               Incorporation
             or Organization)

     2275 LAKESHORE BLVD. WEST, SUITE 401                      7372                         2275 LAKESHORE BLVD. WEST, SUITE 401
         TORONTO, ONTARIO M8V 3Y3             (Primary Standard Industrial Classification         TORONTO, ONTARIO M8V 3Y3
                                                             Code   Number)
                  CANADA                                                                                   CANADA
              (416) 255-7578                                                                           (416) 255-7578
(Address and telephone number of Principal                                                  (Name, address and telephone number of
 Executive Offices and Principal Place of                                                             agent for service)
                 Business)

                                                               Copies to:
                    Clayton E. Parker, Esq.                                                   Troy J. Rillo, Esq.
                   Kirkpatrick & Lockhart LLP                                             Kirkpatrick & Lockhart LLP
             201 S. Biscayne Boulevard, Suite 2000                                   201 S. Biscayne Boulevard, Suite 2000
                      Miami, Florida 33131                                                   Miami, Florida 33131
                         (305) 539-3300                                                         (305) 539-3300
                 Telecopier No.: (305) 358-7095                                         Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                           CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                                                PROPOSED MAXIMUM
                                                                               PROPOSED MAXIMUM     AGGREGATE
                                                                                OFFERING PRICE      OFFERING         AMOUNT OF
             TITLE OF EACH CLASS OF                       AMOUNT TO BE          PER SHARE (1)       PRICE (1)       REGISTRATION
           SECURITIES TO BE REGISTERED                     REGISTERED                                                   FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share               75,238,093 shares             $0.19         $14,295,238        $1,315.16
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,
  underlying convertible debentures                     5,952,380 shares             $0.19         $ 1,130,952          $104.45
-----------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001 per share,
  underlying outstanding warrants                         265,000 shares             $0.19             $50,350            $4.63
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                  81,455,473 shares             $0.19         $15,476,540        $1,423.84
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of May 14, 2002.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                       Subject to completion, dated May 15, 2002


                           IVP TECHNOLOGY CORPORATION
                        81,455,473 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 81,455,473 shares of IVP Technology's common stock by certain persons who are, or will become, stockholders of IVP Technology. Please refer to "Selling Stockholders" beginning on page 15. IVP Technology is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

             o Cornell Capital Partners intends to sell up 33,487,476 shares of common stock.

             o Other  selling  stockholders, who intend to sell up to 47,967,997 shares of common stock.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay IVP Technology 92% of the market price of our common stock. IVP Technology has paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, Cornell Capital Partners is entitled to retain 3% of each advance under the Equity Line of Credit. The 8% discount, the one-time commitment fee and the 3% retention are underwriting discounts.

         IVP Technology has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of IVP Technology's common stock. Westrock Advisors, Inc. is not participating in this offering as a registered broker-dealer. Westrock Advisors is a selling shareholder.

         IVP Technology has engaged Danson Partners, LLC to advise it in connection with a number of financial matters. Danson Partners, LLC was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

         Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "TALL." On May 14, 2002, the last reported sale price of our common stock was $0.19 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.


         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May 15, 2002.

                                TABLE OF CONTENTS



PROSPECTUS SUMMARY.............................................................3
THE OFFERING...................................................................4
RISK FACTORS...................................................................6
FORWARD-LOOKING STATEMENTS....................................................10
SELLING STOCKHOLDERS..........................................................11
USE OF PROCEEDS...............................................................13
DILUTION 14
EQUITY LINE OF CREDIT.........................................................15
PLAN OF DISTRIBUTION..........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................18
DESCRIPTION OF BUSINESS.......................................................23
MANAGEMENT....................................................................26
DESCRIPTION OF PROPERTY.......................................................30
LEGAL PROCEEDINGS.............................................................30
PRINCIPAL STOCKHOLDERS........................................................31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................32
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND
        OTHER STOCKHOLDER MATTERS.............................................33
DESCRIPTION OF SECURITIES.....................................................34
EXPERTS.......................................................................36
LEGAL MATTERS.................................................................36
HOW TO GET MORE INFORMATION...................................................36
FINANCIAL STATEMENTS.........................................................F-1


--------------------------------------------------------------------------------

         We intend to distribute to our stockholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year ended December 31, 2001, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                    OVERVIEW

         IVP Technology Corporation is currently a Toronto-based business software marketer and distributor, and was until December 31, 2001 engaged solely in distributing a software product marketed under the name PowerAudit. Since January 1, 2002, IVP Technology has been in the process of expanding its business towards enterprise software development and implementation, in addition to adding additional products for marketing and distribution. This expansion is based on our management's experience in operating other companies and divisions, and in selling and distributing both enterprise and consumer software products.

                          LICENSED ENTERPRISE PRODUCTS

         IVP Technology currently markets data solutions, which we term mobile enterprise applications, made up of separate software products that can operate on a stand-alone basis or integrate with other enterprise level software. We believe that these products will provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field and moving it into processes that take place in the front and back office environment up to the business decision making level. A description of IVP Technology's mobile enterprise software products is described below.

         POWERAUDIT. IVP Technology is a party to a license and distribution agreement with Orchestral Corporation that provides it with the exclusive rights in the United States, the European Economic Community and Switzerland to market and distribute PowerAudit software. PowerAudit, developed by Orchestral Corporation, is a software application designed for handheld personal computers that provides a platform for real-time, remote data capture and market survey purposes. PowerAudit is a field automation and enterprise integration tool that allows field personnel to: i) collect a variety of different forms of data; ii) verify the data at the time of entering; and iii) transmit the data on a wireless basis via the Internet to a central server where customers may have access to the data. PowerAudit runs on handheld personal computers employing Microsoft's Windows CE operating system and allows the software to interface with other Microsoft platforms. Our marketing and distribution license is valid through May 31, 2003.

         CLASSIFIER. On December 28, 2001, we entered into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, Plc, throughout the insurance industry. The Innovation Group is one of the leading developers of software and systems for financial services. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian markets.

         VIPER. On February 20, 2002, we entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.


                                    ABOUT US

         Our principal office is located at 2275 Lakeshore Blvd. West, Suite 401, Toronto, Ontario M8V 3Y3 Canada. Our telephone number is (416) 255-7578.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of ours. The selling stockholders consist of:

             o Cornell Capital Partners intends to sell up to 33,487,476  shares of common stock.

             o Other  selling  stockholders, who intend to sell up to 47,967,997 shares of common stock.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $10 million. The amount of each advance is subject to an aggregate monthly maximum advance amount of $425,000 in any thirty-day period. Cornell Capital Partners will pay IVP Technology 92% of the market price of our common stock. IVP Technology has paid Cornell Capital Partners a one-time commitment fee in the amount of 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, Cornell Capital Partners is entitled to retain 3% of each advance under the Equity Line of Credit. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

         We have engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of IVP Technology's common stock. Westrock Advisors, Inc. is not participating in this offering as a registered broker-dealer. Westrock Advisors is a selling shareholder.

         IVP Technology has engaged Danson Partners LLC to advise it in connection with various financial and accounting matters. Danson Partners was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

COMMON STOCK OFFERED                                  81,455,473 shares by selling stockholders

OFFERING PRICE                                        Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)       119,526,975 shares

USE OF PROCEEDS                                       We will not receive any proceeds of the shares
                                                      offered  by  the  selling  stockholders.   Any
                                                      proceeds  we  receive  from the sale of common
                                                      stock  under the Equity Line of Credit will be
                                                      used for general working capital purposes. See
                                                      "Use of Proceeds."

RISK FACTORS                                          The  securities  offered hereby involve a high
                                                      degree  of  risk  and  immediate   substantial
                                                      dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                TALL

---------------

1 Excludes warrants to purchase 265,000 shares of common stock, debentures convertible into 551,470 shares of common stock (assuming a conversion price equal to 80% of $0.105, the closing bid price on April 8, 2002), and up to 19,642,873 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures.

                              SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                            FOR THE YEAR ENDED        FOR THE YEAR ENDED
                                                                                DECEMBER 31,              DECEMBER 31,
                                                                                    2001                      2000
                                                                           --------------------      --------------------
STATEMENT OF OPERATIONS DATA:

Revenue                                                                                 $67,358                   $40,002
Operating expenses
     Amortization                                                                        19,837                   114,000
     Interest                                                                            22,341                    12,501
     Legal and accounting                                                               125,715                   215,569
     Management fees                                                                         --                   308,841
     Development and licensing fees and software support                                723,527                   355,109
     Consulting fees                                                                    387,086                 1,637,279
     Other                                                                                   --                   162,312
         Total Operating Expenses                                                     1,278,506                 2,805,611
Loss from operations                                                                (1,211,148)               (2,765,609)
Loss before extraordinary item                                                      (1,211,148)               (2,765,609)
Net loss                                                                           $(1,211,148)               (2,765,609)
Loss per share                                                                          ($0.03)                   ($0.08)

                                                                                DECEMBER 31,              DECEMBER 31,
                                                                                    2001                      2000
                                                                           --------------------      --------------------
BALANCE SHEET DATA:

Cash                                                                                       $232                  $1,424
      Total Current Assets                                                                  232                   7,876
Other Assets                                                                                872                     872
Deferred licensing fee, net of amortization                                           3,600,431                      --
Total assets                                                                          3,601,535                   8,748
Current liabilities
    Accounts payable and accrued liabilities                                            479,571                 430,390
    Accounts payable - license agreement                                              3,620,268                      --
    Note payable                                                                        200,000                 200,000
    Interest payable                                                                     34,841                  12,501
    Total current liabilities                                                         4,334,680                 642,891
Note payable - long term                                                                129,020                      --
Stockholders' deficiency
    Preferred stock, $0.001 par value, 50,000,000 shares authorized,
    none issued and outstanding                                                              --                      --
    Common stock, $0.001 par value 150,000,000 shares authorized,
    48,752,848 issued and outstanding                                                    48,753                  39,111
    Common stock to be issued                                                            50,000                 720,000
    Additional paid-in capital                                                       13,238,354              12,151,156
    Accumulated deficit (accumulated in development stage $12,883,106
    in 2001)                                                                       (13,859,272)            (12,648,124)
    Less deferred compensation and licensing fee                                      (340,000)               (896,286)
Total stockholders' deficiency                                                        (862,165)              (634,143 )
Total liabilities and stockholders' deficiency                                       $3,601,535                  $8,748

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the years ended December 31, 2001 and 2000, we had net losses of $1,211,148 and $2,765,609, respectively. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because historically our operations have not been profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We  have  relied  on  significant   external   financing  to  fund  our
operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2001 and 2000, which states that IVP Technology's ability to continue as a going concern depends upon its ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand and anticipated from our operations.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 31, 2001 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

         We had a working capital deficit of $4,334,448 at December 31, 2001, which means that our current liabilities exceeded our current assets on December 31, 2001 by $4,334,448. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2001 were not sufficient to satisfy all of our current liabilities on that date.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o   With a price of less than $5.00 per share;

         o   That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives and consultants, including Brian MacDonald, our Chief Executive Officer and President. The loss of the services of Mr. MacDonald could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. MacDonald.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT OR IMPOSSIBLE TO EVALUATE OUR PERFORMANCE AND MAKE PREDICTIONS ABOUT OUR FUTURE

         IVP Technology commenced its current operations in March 1999 when it obtained an agreement to distribute the PowerAudit software product and is in its development stage. This limited operating history makes an evaluation of its future prospects very difficult. As a development stage company, IVP Technology will encounter the types of risks, uncertainties and difficulties frequently encountered by early-stage companies. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If IVP Technology does not successfully address these risks, then its future business prospects will be significantly limited.

OUR CURRENT ENTERPRISE BUSINESS DEPENDS TO A LARGE EXTENT UPON THE CONTINUED GROWTH OF AND DEMAND FOR HANDHELD PERSONAL COMPUTERS

         Handheld personal computers were introduced in 1995 and represent a relatively new technology. Our business plan for the enterprise software area depends upon the continued growth in the use of handheld personal computers, personal digital assistants, mobile phones and other devices which are portable and are capable of transmitting and storing data on software operating systems including Microsoft Windows CE and Palm operating systems. In the event the use of handheld personal computers wanes or other hardware or operating systems are developed, then a market for the mobile enterprise applications may not develop.

IF WE FAIL TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS, OUR PRODUCTS COULD BECOME LESS COMPETITIVE OR OBSOLETE

         The market for mobile devices and the software applications that run on them, such as PowerAudit, is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we, fail to modify or improve our products in response to changes in technology or industry standards, our products could rapidly become less competitive or obsolete. Our future success will depend, in part, on our ability to:

         o enhance and adapt current software products and develop new products that meet changing customer needs;

         o adjust the prices of mobile software applications to increase customer demand;

         o   successfully advertise and market our products; and

         o influence and respond to emerging industry standards and other technological changes.

         We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products or enhancing our existing product on a timely basis. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting various products to new technologies as they emerge.

WE COULD BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND LOSS OF INTELLECTUAL PROPERTY RIGHTS

         The software industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding copyright and patent rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. We may receive notices of claims that our products infringe or may infringe these rights. Any litigation to determine the validity of these claims, including claims arising through our contractual indemnification of our clients, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot provide any assurances that we would prevail in any such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If this litigation resulted in an adverse ruling, we could be required to:

         o   pay substantial damages;

         o   cease the manufacture, use or sale of infringing products;

         o   discontinue the use of certain technology; or

         o obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.

         Although software developers that we contract with as distributors agree to indemnify us against infringement by developers of the intellectual property rights of others, it is unlikely that all suppliers will have sufficient funds to indemnify us if such a need should arise. Consequently, if it is determined that the software that we distribute infringes upon the intellectual property rights of others, we may be required to spend significant resources to satisfy any such claims, which may not be available at the time of any such determination. Any determination software suppliers products infringe upon another's proprietary intellectual property rights will have a material negative impact on our business and results of operations.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 119,526,975 shares of common stock outstanding as of May 7, 2002 (assuming no exercise of options), 42,681,206 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 76,845,769 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

         In addition, we have issued warrants to purchase a total of 265,000 shares of our common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 8% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 81,455,473 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $425,000 in any thirty day period.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The  following  table  presents   information   regarding  the  selling
stockholders. None of the selling stockholders have held a position or office, or had any other material relationship, with IVP Technology, except as follows:

         o   Cornell  Capital  Partners,  L.P. is the investor  under the Equity
             Line of Credit and a holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

         o Westrock Advisors, Inc. is a registered broker/dealer that has been retained by us. Greg Martino, Westrock Advisors, Inc.'s President, makes the investment decisions on behalf of Westrock Advisors. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 100,000 shares of IVP Technology's common stock. These shares are being registered in this offering.

         o IVP Technology has engaged Danson Partners LLC to advise it in connection with various financial and accounting matters. Danson Partners LLC was paid a fee of $200,000. Of this fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock. Wayne Danson makes the investment decisions on behalf of Danson Partners LLC.

         o DCD Holdings Limited completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) with IVP Technology. On May 1, 2002, IVP Technology received written notice from the lender, DCD Holdings Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share. Shabir Randeree makes the investment decisions on behalf of DCD Holdings Limited.

         o Messrs. MacDonald and Hamilton are officers and directors of our company. Mr. Birch is an officer of our company. Mr. Villella and Ms. Bullock are employees of our company. All of the shares being registered in this offering on behalf of Messrs. MacDonald, Hamilton, Birch, Villella and Bullock were issued in connection with the acquisition of International Technology Marketing. These shares are issued and being held in escrow pending satisfaction certain performance goals.

         o Danson Partners is a consultant to our company, Wayne Danson makes the investment decisions on behalf of Danson Partners.

         The table follows:



                                              PERCENTAGE OF                        PERCENTAGE OF
                                               OUTSTANDING       SHARES TO BE       OUTSTANDING                     PERCENTAGE OF
                              SHARES             SHARES            ACQUIRED       SHARES TO BE                          SHARES
                           BENEFICIALLY       BENEFICIALLY        UNDER THE       ACQUIRED UNDER     SHARES TO BE    BENEFICIALLY
                           OWNED BEFORE       OWNED BEFORE       EQUITY LINE     THE EQUITY LINE     SOLD IN THE     OWNED AFTER
   SELLING STOCKHOLDER       OFFERING         OFFERING(1)        OF CREDIT(2)       OF CREDIT         OFFERING        OFFERING(1)
-------------------------  ---------------  ---------------  ----------------  ------------------  -------------  ----------------
Cornell Capital              9,249,380(3)              7.4%      13,690,493            10.3%         22,939,873              0%
Partners, L.P.

Westrock Advisors,             100,000                    *              --                --           100,000              0%
Inc.

Brian MacDonald             14,000,000                11.7%              --                --        14,000,000              0%

Peter Hamilton              14,000,000                11.7%              --                --        14,000,000              0%

Kevin Birch                 14,000,000                11.7%              --                --        14,000,000              0%

Geno Villella                4,000,000                 3.3%              --                --         4,000,000              0%

Sherry Bullock               4,000,000                 3.3%              --                --         4,000,000              0%

Steve Smith                  1,000,000                    *              --                --         1,000,000              0%

DCD Holdings Limited         4,000,000                 3.3%              --                --         4,000,000              0%

Spiaggia Holdings, Ltd.      1,200,000                 1.0%              --                --         1,200,000              0%

St. Albans TCI Ltd.          1,000,000                    *              --                --         1,000,000              0%

Thomas Chown                   175,600                    *              --                --           175,600              0%


                                       11

                                              PERCENTAGE OF                        PERCENTAGE OF
                                               OUTSTANDING       SHARES TO BE       OUTSTANDING                     PERCENTAGE OF
                              SHARES             SHARES            ACQUIRED       SHARES TO BE                          SHARES
                           BENEFICIALLY       BENEFICIALLY        UNDER THE       ACQUIRED UNDER     SHARES TO BE    BENEFICIALLY
                           OWNED BEFORE       OWNED BEFORE       EQUITY LINE     THE EQUITY LINE     SOLD IN THE     OWNED AFTER
   SELLING STOCKHOLDER       OFFERING         OFFERING(1)        OF CREDIT(2)       OF CREDIT         OFFERING        OFFERING(1)
-------------------------  ---------------  ---------------  ----------------  ------------------  -------------  ----------------


Danson Partners LLC              1,040,000                 *              --                --         1,040,000              0%
                             -------------    --------------  --------------    ---------------     ------------        --------
TOTAL                           67,764,980           53.9%       13,690,493             10.3%         81,455,473              0%
                             =============    ==============  ==============    ===============     ============        ========

-----------------------------------------
*        Less than 1%.

(1) Applicable percentage of ownership is based on 119,526,975 shares of common stock outstanding as of May 7, 2002, together with securities exercisable or convertible into shares of common stock within 60 days of May 7, 2002, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 7, 2002, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of IVP Technology.


(2) The number of shares of common stock available under the Equity Line of Credit may be increased to 19,642,873 shares of common stock if none of the outstanding debentures are converted into shares of common stock.


(3) Consists of 3,032,000 shares of common stock, up to 5,952,380 shares of common stock underlying convertible debentures and 265,000 shares of common stock underlying a warrant with 15,000 shares having an exercise price of $0.50 per share and 250,000 shares having an exercise price of $0.099 per share. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and 3% retention of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                                 $1,000,000     $5,000,000     $10,000,000

NET PROCEEDS                                     $885,000     $4,765,000     $ 9,615,000

USE OF PROCEEDS:                                   AMOUNT         AMOUNT          AMOUNT
----------------------------------------------------------------------------------------
Repayment of Affiliated Loan                   $  129,000     $  129,000     $   129,000
Sales and Marketing                               100,000        500,000       1,000,000
Administrative Expenses, Including Salaries       300,000        300,000         400,000
Accounts Payable                                  200,000        200,000         200,000
Future Acquisitions                                    --      3,136,000       6,886,000
General Working Capital                           156,000        500,000       1,000,000
                                              -----------  -------------  --------------
TOTAL                                         $   885,000     $4,765,000     $ 9,615,000
                                              ===========  =============  ==============

   Any proceeds  received  upon issuancerants will be used for general working capital purposes.

                                    DILUTION

         The net tangible book value of our company as of December 31, 2001 was ($4,462,596) or ($0.0915) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.19 per share.

         If we assume that our company had issued 19,642,873 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.19 per share (I.E., the number of shares registered in this offering under the Equity Line of Credit, which number of shares assumes none of the debentures will be converted into shares of common stock), less retention fees of $111,964 and offering expenses of $85,000, our net tangible book value as of December 31, 2001 would have been ($927,415) or (0.0136) per share. Note that at an offering price of $0.19 per share, IVP Technology would receive gross proceeds of $3,732,146 or $6,267,854 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0779 per share and an immediate dilution to new stockholders of $0.2036 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.1900
Net tangible book value per share before this offering        (0.0915)
Increase attributable to new investors                        $0.0779
                                                         ------------
Net tangible book value per share after this offering                  ($0.0136)
                                                                      ---------
Dilution per share to new stockholders                                  $0.2036
                                                                      =========

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


                                                       DILUTION PER
                 ASSUMED           NO. OF SHARES       SHARE TO NEW
             OFFERING PRICE        TO BE ISSUED         INVESTORS
            ----------------  ---------------------  ----------------
                $0.1900             19,642,873            $0.2036
                $0.1425             19,642,873            $0.1693
                $0.0950             19,642,873            $0.1350
                $0.0475             19,642,873            $0.1008

                              EQUITY LINE OF CREDIT

         SUMMARY. In April 2002, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 3% of each advance under the Equity Line of Credit. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

         EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 10 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount, less the 3% retention.

         We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10.0 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $425,000 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.19 per share, we would issue 19,642,873 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $3,732,146 or $6,267,854 less than is available under the Equity Line of Credit. These shares would represent 14.1% of our outstanding common stock upon issuance. We are registering 30,000,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, we would need to register additional shares of common stock in order to fully utilize the $10.0 million available under the Equity Line of Credit at the current price of $0.19 per share.

         Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Line of Credit, we paid Cornell Capital Partners a one-time commitment fee payable in 3,032,000 shares of common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. In addition, we issued 100,000 shares of common stock to Westrock Advisors, Inc., a registered broker-dealer, as a placement agent fee and 1,040,000 shares of common stock to Danson Partners, LLC as a consulting fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners. will pay us 92% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 3% of the proceeds received by us under the Equity Line of Credit, a one-time commitment fee of 3,032,000 shares of our common stock and warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. The 8% discount, the 3% retention and the one-time commitment fee are underwriting discounts. In addition, we engaged Westrock Advisors, Inc., a registered broker-dealer, to advise us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. For its services, Westrock Advisors, Inc. received 100,000 shares of our common stock. The offering expenses consist of: a SEC registration fee of $955, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,545. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from us under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The  following  information  should  be read in  conjunction  with  the consolidated financial statements of IVP Technology and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis or Plan of Operation and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements."

         Our company was incorporated in the State of Nevada on February 11, 1994 under the name Mountain Chef, Inc. On November 16, 1994, the corporation changed its name to IVP Technology Corporation for the purpose of identifying and acquiring private companies and/or their technologies in the high technology field. Prior to 1998, IVP Technology was involved with various unsuccessful activities relating to the sale of technology products and then became inactive in 1997. On March 30, 1999, IVP Technology entered into a 14-month software distribution agreement with Orchestral Corporation for the exclusive right to market and distribute the PowerAudit software in the United States. This agreement was extended in September 1999 and again in May 2000 until May 2003.

         On or about March 17, 2000, IVP Technology acquired all of the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company, in exchange for 350,000 shares of common stock. As a result, Erebus is a wholly owned subsidiary of IVP Technology. Pursuant to Rule 12g-3(a) promulgated under the Securities Act of 1934, IVP Technology elected to become the successor issuer to Erebus for reporting purposes under the Securities Exchange Act of 1934, and is required to file reports with the Securities and Exchange Commission. Erebus became a reporting company on or about August 17, 1999.

         Erebus was incorporated on June 7, 1999 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Erebus had been in the developmental stage since its inception and, at December 31, 1999 and at the date of the acquisition, had no operations, no operating history, no revenues or earnings from operations, nor any significant assets or financial resources, other than having issued shares to its original shareholder.

ACQUISITION OF INTERNATIONAL TECHNOLOGY MARKETING

         On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. Pursuant to this agreement, IVP Technology agreed to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the members of our current management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we issued the 50 million shares of common stock to the former shareholders of International Technology Marketing. Pending execution of an escrow agreement, IVP Technology is holding these shares for the benefit of the former shareholders of International Technology Marketing. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals.

         The performance goals are as follows:

         o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

         On November 16, 2001, IVP Technology held its annual stockholders' meeting. At the meeting, a majority of IVP Technology's outstanding capital stock voted in favor of the acquisition of International Technology Marketing, as well as the increase in the authorized common stock to 150 million shares. Also at the meeting, the shareholders elected two members of the new management team together with three independent board members to the Board of Directors.

CHANGES IN NUMBER OF EMPLOYEES

         We do not anticipate any significant changes in the number of employees.

RESEARCH AND DEVELOPMENT

         We do not anticipate any significant research and development expenses over the next 12 months except to mitigate some of the technology risks indicated under the heading section entitled Risks.

PLANT AND EQUIPMENT

         We do not anticipate significant plant and equipment expenses over the next 12 months.

RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements and the related notes and the other financial information appearing elsewhere in this report.

GOING CONCERN

         As reflected in the accompanying financial statements, IVP Technology's recurring losses during the development stage of $12,883,106, and its working capital deficiency of $4,334,680 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

         IVP Technology has entered into a software distribution agreement and a licensing agreement and intends on raising additional equity capital in order to implement its business plan and marketing efforts. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for IVP Technology to continue as a going concern.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         For the calendar year ended December 31, 2001, we incurred an overall loss of $(1,211,148) or $(0.03) per share, which was 56% less than the
$(2,765,609), or $(0.08) per share, loss we incurred for the comparative 12 month period ended December 31, 2000.

         REVENUES. We generated nominal revenue during the calendar year ended December 31, 2001 in the amount of $67,358 from sales of the PowerAudit product. Sales increased 68% from the comparative period ended December 31, 2000.

         OPERATING EXPENSES. Total operating expenses for the calendar years ended December 31, 2001 and December 31, 2000 were $1,278,506 and $2,805,611, respectively, and represents a 54% decrease from the prior calendar year. The reduction in operating expenses resulted primarily from the reduction in consulting expenses from $1,637,279 in the year ended December 31, 2000 to $387,086 in the comparable period in the current year. For the year ended December 31, 2001, operating expenses consisted of $19,837 in amortization expenses, $22,341 in interest expense, $125,715 in professional fees, $723,527 in development and licensing fees and software support and $387,086 in consulting expenses. In the year ended December 31, 2000, operating expenses consisted of $114,000 in amortization expense, $12,501 in interest expense, $215,569 in professional fees, $308,841 in management fees, $355,109 in development and licensing fees and software support, $1,637,279 in consulting fees and $162,312 in other miscellaneous expenses.

         Amortization expense for the year ending December 31, 2001 was $19,837 compared with $114,000 for year ending December 31, 2000. Amortization in the calendar year 2001 was directly attributable to a software licensing agreement entered into by IVP Technology on December 28, 2001. The agreement is valid for two years and enables IVP Technology to sell software in North America and Mexico and cost IVP Technology $3,620,268 and will be amortized over a two year period.

         Consulting fees, for the year ending December 31, 2001 and December 31, 2000, were $387,086 and $1,637,279, respectively. The decrease of 76% was directly related to the fact that shares issued during the current calendar year in exchange for consulting fees were issued at a lower price per share than the prior calendar year.

         Development and licensing fees and software support increased by $368,418 to $723,527 for year ending December 31, 2001 compared to $355,109 for December 31, 2000.

         Interest expense increased $9,840 from the calendar year ended December 31, 2000 to $22,341 for calendar year ending December 31, 2001 due principally to financing entered into with Berra Holdings Inc. on July 30, 2001 for $187,500 over two years at 6% per annum of which IVP Technology borrowed $129,020.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

         For the calendar year ended December 31, 2000, we incurred an overall loss of $(2,765,609) or $(0.08) per share, which was a 52% increase from the $(1,820,255) loss we incurred for the comparative 12 month period ended December 31, 1999. Loss per share for the 12 months ended December 31, 1999 was $(0.08).

         REVENUES. We generated nominal revenue during the calendar year ended December 31, 2000 in the amount of $40,002 from sales of the PowerAudit product. We generated no revenue for the calendar year ended December 31, 1999.

         OPERATING EXPENSES. Total operating expenses for the calendar years ended December 31, 2000 and December 31, 1999 were $2,805,611 and $1,088,085 respectively and represents a 158% increase from the prior calendar year. Of these amounts, $215,569 and $191,850 or 8% and 18% respectively, were for professional services rendered.

         Amortization expense for the year ending December 31, 2000 was $114,000 compared with $106,000 for the year ending December 31, 1999 and represents the amortization of licensing fees.

         Consulting fees for the year ending December 31, 2000 and December 31, 1999 were $1,637,279 and $221,078, respectively. The decrease of $1,416,201 was directly related to the fact that shares issued during the current calendar year in exchange for consulting fees were issued at a higher price per share than the prior calendar year.

         Interest expense decreased from $13,126 for the calendar year ended December 31, 1999 to $12,501 for the calendar year ending December 31, 2000.

         During the calendar year ended December 31, 1999, we incurred an extraordinary loss of $732,170 on the extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

         In the past we have financed our operations through a combination of convertible securities and the private placement of our stock. Our cash position continues to be uncertain. Our primary need for cash is to fund our ongoing operations until such time that the sale of our licensed products generates enough revenue to fund operations. In addition, our need for cash includes satisfying $4,334,680 in current liabilities, including software license fees of $3,620,268 due by December 31, 2002 and a convertible note of $200,000, plus accrued interest of $34,841 as of December 31, 2001. Our independent accountants have issued a going concern opinion on our financial statements that raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan to market and sell PowerAudit, Classifier, Viper and other software products.

         At December 31, 2001, IVP Technology's cash and cash equivalents balance was $232, a decrease of $1,192 from the balance of $1,424 at December 31, 2000. During the calendar year ended December 31, 2001, cash used in operations and investing activities amounted to ($130,212) and ($0), respectively. Cash used in operating activities consisted primarily of a net loss of $1,211,148, which was partially offset by stock issued for services and licensing fees of $983,126. Cash provided by financing activities during the calendar year amounted to $129,020, which was financed through a two-year note with Berra Holdings Inc. Under the terms of the financing IVP Technology is able to draw down $187,500 over a two-year period with interest payable of 6% per annum on all funds received.

         On January 31, 2002, IVP Technology entered into an interim financing agreement for (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan bears an interest rate equal to the HSBC Bank base rate, minus 5% if that figure is positive, and interest is payable monthly. The loan was due on April 30, 2002. On May 1, 2002, IVP Technology received written notice that the lender, DCD Limited, agreed to convert the loan into 4,000,000 shares of common stock. This equates to a conversion price of approximately $0.19 per share.

         In April 2002, IVP Technology raised $200,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. The investor also received warrants to purchase up to 265,000 shares of common stock, 250,000 shares at an exercise price equal to $0.50 per share and 15,000 shares of common stock equal to $0.099 per share. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock. IVP Technology agreed to pay Danson Partners, LLC a consultant, a one-time fee of $200,000 for its work in connection with consulting the company on various matters. Of that fee, $75,000 of this fee was paid in cash with the balance payable in 1,040,000 shares of common stock.

ACQUISITION OF INTERNATIONAL TECHNOLOGY MARKETING

         On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. whereby IVP Technology is obligated to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the members of our current management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we issued the 50 million shares of common stock to be held by IVP Technology until the escrow agreement is executed to hold the shares. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals.

         The performance goals are as follows:

         o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         On November 16, 2001, IVP Technology held its annual stockholders' meeting in Las Vegas, Nevada. At the meeting, the stockholder approved the following changes to our Articles of Incorporation:

         o To increase IVP Technology's authorized shares of common stock from 50,000,000 shares to 150,000,000; and

         o   To  provide for a class of  50,000,000  shares of  preferred  stock
             that  will  have  such  terms  as the   Board  of  Directors  shall
             determine from time to time.

         In addition, the stockholders approved the acquisition of International Technology Marketing, and elected five directors, Messrs. MacDonald, Hamilton, Sidrow, King and Smith.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

         Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

         SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

         Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

         We believe that the adoption of these pronouncements will not have a material effect on IVP Technology's financial position or results of operations.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         IVP Technology Corporation is currently a Toronto-based business software marketer and distributor, and was until December 31, 2001 engaged solely in distributing a software product marketed under the name PowerAudit. Since January 1, 2002, IVP Technology has been in the process of expanding its business towards enterprise software development and implementation, in addition to adding additional products for marketing and distribution. This expansion is based on our management's experience in operating other companies and divisions, and in selling and distributing both enterprise and consumer software products.

LICENSED PRODUCTS

         IVP Technology markets data solutions made up of separate software products that can operate on a stand-alone basis or integrate with other enterprise level software. We believe that these products provide enterprises with increased economy, efficiency and effectiveness when enterprises are faced with the necessity of obtaining data from the field and moving it into processes that take place in the front and back office environment up to the business decision making level. A description of IVP Technology's software products is described below.

         POWERAUDIT. IVP Technology is a party to a license and distribution agreement that provides it with the exclusive rights in the United States, the European Economic Community and Switzerland to market and distribute PowerAudit software. PowerAudit, developed by Orchestral Corporation, is a software application designed for handheld personal computers that provides a platform for real-time, remote data capture and market survey purposes. PowerAudit is a field automation and enterprise integration tool that allows field personnel to:
i) collect a variety of different forms of data; ii) verify the data at the time of entering; and iii) transmit the data on a wireless basis via the Internet to a central server where IVP Technology will have access to the data. PowerAudit runs on handheld personal computers employing Microsoft's Windows CE operating system and allows the software to interface with other Microsoft platforms. Our marketing and distribution license is valid through May 31, 2003.

         PowerAudit was developed for use by organizations that require immediate and qualified data from the field. These include companies that market, distribute and track many products in the retail market place, including consumer goods distributors and pharmaceutical and healthcare companies. In addition, we believe that companies involved in surveying sales reporting and merchandising, retail and industrial auditing, agriculture research can benefit from PowerAudit's ability to gather data quickly and make that data available to customers in real time.

         DESCRIPTION OF THE LICENSE. Pursuant to the license and distribution agreement, IVP Technology has the exclusive rights and license to copy, distribute, market and sub-license PowerAudit in the United States, European Economic Community and Switzerland through May 31, 2003. In connection with the license, IVP Technology paid $50,000 to facilitate the development and delivery of PowerAudit and issued 1,500,000 shares of IVP Technology's common stock valued at $220,000 on the date of grant. IVP Technology is also required to issue an additional 1,000,000 shares of common stock for an extension of the license and to raise at least $2,000,000 in capital, a portion of which will be used to contract services or to develop technical support and marketing groups for IVP Technology. IVP Technology has agreed to use its best efforts to register the sale of all shares issued under the license. IVP Technology is also required to pay the licensor a royalty equal to 20% of the first $500,000 of sales, 12.5% for the next $500,000 of sales and 7.5% for any additional sales. IVP Technology will also pay the licensor $4,200 per month for support and maintenance services. In addition, IVP Technology is required to purchase at least 12 products prior to June 30, 2002 or, if it fails to do so, then to pay the licensor $45,000 in cash, plus issue the licensor 100,000 shares of common stock.

         CLASSIFIER. On December 28, 2001, we entered into a two-year, non-exclusive licensing agreement to distribute the Classifier software program, developed by The Innovation Group, PLC, throughout the insurance industry. The Innovation Group is one of the leading developers of software and systems for financial services. IVP Technology received a non-exclusive right to sell such software in the United States, Mexican and Canadian markets.

         Pursuant to the terms of this agreement, IVP Technology is less obligated to purchase from The Innovation Group $3,620,268 worth of Classifier software by December 31, 2001. IVP Technology paid The Innovation Group (pound)500,000 or approximately $724,000 in connection with the license. IVP Technology is obligated to pay an additional (pound)500,000 or approximately
$724,000 by September 30, 2002 and (pound)1.5 million or approximately $2,172,268 by DecembEr 31, 2002. On February 16, 2002, IVP Technology borrowed $864,180 from DcD Limited that was used, in part, to pay the March 31, 2002 installment to the Innovation Group.

         DESCRIPTION OF CLASSIFIER. The Classifier is a sophisticated business intelligence solution that provides data analysis benchmarking which can monitor on-going improvements on business activities, such as specific products, lines of business or other information of a business operation. The Classifier was designed to create and broadcast business intelligence knowledge views direct to decision makers over corporate Intranets and the Internet. The Classifier turns a database into a web site, enabling more people to access data with a web-browser. The Classifier incorporates a high-performance and powerful data analysis server, a web-report publishing facility, versatile data transformation features and the ability to connect and extract data from multiple back office data sources.

         MARKET FOR CLASSIFIER. The market for Classifier is almost exclusively centered on larger corporations where polling databases for changes in volumes, makeup and conditions in various components of sales, cost of sales and components could have a material impact on the way the business is managed. The product can be adapted to various industry sectors.

         VIPER. On February 20, 2002, we entered into an agreement with SmartFocus Limited, to resell its Viper(R) suite of products which consists of Viper Analyze and Visualize, Viper Data Mining, Viper CRM, Viper Campaign Planner and Smart Campaigner. Pursuant to the license, IVP Technology will be entitled to a 15% commission on sales of Viper through customer opportunities created by IVP Technology. SmartFocus will make sales representatives available to assist in sales presentations.

         DESCRIPTION OF VIPER. We believe that Viper is a powerful, fast and easy-to-use analysis and visualization application designed for company marketing departments and those decision makers concerned with gross data from voluminous rows of customer information. Viper harnesses customer and transactional data from any touch-point or channel across any organization to create, build and maintain customer insight and customer intelligence. Viper is designed to empower enterprises to better understand, predict, manage and influence customer behavior.

         OTHER. IVP Technology intends to seek to broaden its product offerings and its range of business activities by seeking to license other enterprise and consumer software products and acquiring other product development and distribution companies.

PRODUCT AND MARKET ANALYSIS

         Handheld personal computers or personal digital assistant computers may be defined as small, pocket-sized devices that feature pen-based input and allow users to automatically copy and conform, or synchronize, information between the device and a personal computer. The introduction of the handheld personal computers in 1995 ushered in a new era in mobile computing that offered users a combination of simplicity and functionality. Innovations in design, synchronization technology, user interface, programmability, functionality and battery power management transformed these devices into convenient productivity tools.

         We believe that the emergence of technologies enabling wireless access to the Internet, consumer entertainment and enterprise data provides an opportunity in this market. The Internet has become an important way for corporations to communicate with field employees and for professionals to access personal and business information, download new applications, access new services and interface with organizational data and information. We believe that inter-party interface over the Internet, as well as wireless access to Internet content and enterprise data will make handheld personal computers increasingly valuable to users.

         We believe that continued technological innovations that address end-user needs are an important component of industry growth. Technological advances have led to significant reductions in size and weight, as well as improvements in battery life, computing speed, reliability and storage capacity of handheld personal computers. Third party developers, who create software applications and complementary hardware peripherals and accessories supplement manufacturers' innovations and allow users to customize and enhance their devices. These feature enhancements and performance improvements, driven by both manufacturers and third party developers, are intended to attract new users and encourage device upgrades.

         Handheld personal computers are nearing laptop and notebook capabilities at a fraction of the cost, thereby making these devices more attractive. As more software applications are developed to meet end-user needs, handheld personal computers may become the preferable option for certain field workers, given their reduced size and weight as compared to notebook and laptop computers.

COMPETITION

         IVP Technology competes within the global market for software applications. These applications are developed for both handheld devices and client server/networked installations. The market for these products is evolving rapidly and is highly competitive. Our competitors include (i) Microsoft, as the developer of handheld personal computers' Windows CE operating system, which also develops software applications for devices that run on Windows CE, and (ii) the community of developers that has developed products for the palm operating systems; and (iii) the community of developers that has emerged since the introduction of these devices that creates applications for Linux, Sun, and other operating system platforms and iv) the host of developers that are developing entertainment and enterprise applications on other handheld devices including telephones, personal entertainment devices and other communication devices. Nearly all of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than us to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.


EMPLOYEES AND CONSULTANTS

         As of May 15, 2002, we have 5 full-time employees and consultants. None of our employees are covered by any collective bargaining agreement.

                                   MANAGEMENT

         The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

         Our directors and officers are as follows:

NAME AND ADDRESS                  AGE     POSITION
--------------------------------  ------  --------------------------------------
Brian Macdonald                   53      President, CEO & Chairman of the Board
16 Wetherfield Place
Toronto, Ontario M3B 2E1
Canada

Peter Hamilton                    55      Senior VP Sales & Director
2250 Rockingham Drive
Oakville, Ontario L6H 6J3
Canada

Kevin Birch                       30      Senior VP & Chief Technology Officer
6860 Meadowvale Town Centre Ci.
Mississauga, Ontario L5N7T4
Canada

Sherry Bullock                    40      Vice President Marketing
20 The Greenery
Oakville, Ontario L6H 6J6
Canada

Geno Villella                     43      VP Implementation
3 Sawmill Road
Toronto, Ontario M3L2L6
Canada

J. Stephen Smith                  64      Director
11614 Holly Briar Lane
Great Falls, VA 22066
United States


         Below are biographies of our officers and directors:

         BRIAN MACDONALD, PRESIDENT, CEO & CHAIRMAN OF THE BOARD. Brian MacDonald, IVP's President & CEO was appointed to the board in November 2001 and elected Chairman of the Board in December 2001. Prior to his position with IVP, Mr. MacDonald co-founded Springboard Technology Solutions Inc., a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. In 1995 he co-founded (with Mr. Peter Hamilton) and served as the Executive VP Corporate Development and CFO of Lava Systems Inc. ("Lava"), a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, he assisted Lava in raising over Cdn. $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Mr. MacDonald graduated with honors from the University of Alberta in 1974 with a BA in Political Science, and received his Masters of Arts in Public Policy and Political Science from the University of British Columbia in 1979. He holds a Fellow of the Institute of Canadian Bankers designation. Mr. MacDonald has served in managerial capacities with The Toronto Dominion Bank, Banque Nationale de Paris, Confederation Life Insurance Company and ABN Amro Bank.

         PETER HAMILTON, SENIOR VP SALES AND DIRECTOR. Peter Hamilton, IVP's Senior VP Sales was appointed a Director in November 2001. Mr. Hamilton oversees product distribution activities and sales for IVP Technology. In 1999, he served as the VP Sales and Consulting of Springboard Technology Solutions Inc. ("Springboard"), a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. Prior to his position with Springboard, in 1995, Mr. Hamilton co-founded (with Mr. MacDonald) and served as President and CEO of Lava Systems Inc. ("Lava"), a multinational software company that provided document management, imaging and work flow software services, based in Toronto, Chicago, London, and Australia. During this time, Mr. Hamilton was responsible for overseeing Lava's expansion of its operations into Europe, Australia, U.S. and Canada and developed business partners in South America, South Africa, the Middle East and Scandinavia. He also assisted Lava in raising over Cdn. $36 million, and co-led the company to public status with a listing on the Toronto Stock Exchange. Prior to this, Mr. Hamilton served as Senior VP of Operations for SoftKey Software International ("SoftKey"), a publicly traded company on the New York Stock Exchange. He was responsible for SoftKey's day-to-day operations, including manufacturing, product distribution, information systems, finance, customer support, technical support and product data management and marketing. In addition, Mr. Hamilton integrated 18 new businesses into SoftKey's operations, during his tenure.

         KEVIN BIRCH, SENIOR VP AND CHIEF TECHNOLOGY OFFICER. Kevin Birch has served as IVP's Senior VP and Chief Technology Officer since November 2001. Mr. Birch manages IVP Technology's integration of new products into IVP's new thrust as a developer, distributor and reseller of data solutions software. His background includes architecting, developing and managing many complex software development projects in sectors as diverse as financial services, leisure products, health care and non-profit organizations in Canada and the United States. In 1999, Mr. Birch was the VP of Multimedia and Software Development for Springboard Technology Solutions Inc, a Toronto-based network solutions web and software application developer, that creates processes that enhance business productivity and profitability. Prior to this, he spent several years as an Interface Architect with HealthLink Clinical Data Network, Inc., where he was responsible for the development and support of information system interfaces in and between major health care facilities across Canada.

         SHERRY BULLOCK, VP MARKETING. Sherry Bullock IVP's VP Marketing manages IVP Technology's marketing team and creates sales and marketing strategies and tools. Ms. Bullock is an experienced project manager, marketing strategist and program manager with over 20 years experience in developing North American marketing campaigns from direct mail and email to web-based programs designed to increase traffic and customer access. Prior to her position with IVP, in 1999 Ms. Bullock was the Manager of Marketing at Springboard Technology Solutions Inc.

         GENO VILLELLA, VP IMPLEMENTATION. Geno Villella, IVP's VP Implementation manages IVP Technology's IT service team and assists in the development of applications to enhance client productivity and profitability. Mr. Villella has over 20 years experience in mainframe and distributed systems infrastructure deployment, and is highly skilled in designing and implementing all types of communications and computer networks. Prior to this, in 1999, Mr. Villella was the Vice President IT and Network Solutions at Springboard Technology Solutions Inc. He has also held executive positions with James River Corporation, Insight Business Consultants and Lava Systems Inc.

         J. STEPHEN SMITH, DIRECTOR. J. Stephen Smith has served as a Director of IVP Technology since November 2001. Mr. Smith has over 30 years experience in planning, directing and managing major projects in such diverse fields as radar system development, electronic intelligence system design, installation and operation, ship design and acquisition and Document Management System ("DMS") development and applied solutions. He has served as Vice President Operations for CDI Marine, the nation's largest marine engineering firm and has held the positions of Director of Engineering, Vice President and President of ROH, a diverse professional services company specializing in DMS solutions, web site development and applications and a broad range of support for the US Navy ship acquisition program. Mr. Smith graduated with a BBA from the University of Notre Dame and received his Masters in Science and Electronics Engineering from the U.S. Naval Postgraduate School.

         COMPENSATION OF NON-EMPLOYEE DIRECTORS. Our non-management directors are paid 500,000 shares of common stock for each year of service on the board. There is no separate compensation for directors who are also a part of management for their services as a director of IVP Technology, but all directors are reimbursed for all of their out-of-pocket expenses incurred in connection with the rendering of services as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

         COMMITTEES OF THE BOARD OF DIRECTORS. During a Board of Directors meeting held on March 19, 2002, an audit committee was established. The audit committee will report to the Board of Directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee is comprised of Messrs. MacDonald and Smith.

Resignations of Members of the Board of Directors

         Dr. Michael Sidrow and Robert M. King resigned as members of our Board of Directors on May 13, 2002.

EXECUTIVE COMPENSATION

         SUMMARY COMPENSATION TABLE. The following summary compensation table shows certain compensation information for services rendered in all capabilities for the calendar years ended December 31, 2001 and 2000. Other than as set forth herein, no executive officer's cash salary and bonus exceeded $50,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred:

                                    ANNUAL COMPENSATION                                 LONG-TERM COMPENSATION
                                                            OTHER       RESTRICTED
NAME &                                                     ACCRUED     STOCK AWARDS                      LTIP        ALL OTHER
PRINCIPAL POSITION         YEAR       SALARY    BONUS    COMPENSATION     IN US$          OPTIONS/SARS   PAYOUTS   COMPENSATION
---------------------  ------------  --------  --------  ------------  ------------       ------------  --------   ------------
Brian MacDonald(4)     2001            $7,440        --            --            --                 --        --             --

John Maxwell           2001                --        --            --            --  (3)            --        --             --
Pres. (2)              2000                --        --            --       150,000  (1)            --        --             --

John Trainor,          2001                --        --            --            --  (3)            --        --             --
Sec'y.(2)              2000                --        --            --       144,000  (1)            --        --             --

-------------------
(1) Messrs. Maxwell and Trainor each received 200,000 shares of restricted common stock valued at $.75 and $.72 per share, respectively, in lieu of cash compensation.


(2) Effective December 15, 2001, Messrs. Maxwell and Trainor resigned as officers and directors of IVP Technology.


(3) In March 2002, Messrs. Maxwell and Trainor each received 500,000 shares of restricted common stock valued at $.05 per share, in lieu of cash compensation.


(4)      Mr. MacDonald became Chief Executive Officer on November 16, 2001.


         IVP Technology has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. During the calendar year ended December 31, 2001, all decisions concerning executive compensation were made by the Board of Directors.

         EMPLOYMENT AGREEMENTS. In September 2001, International Technology Marketing entered into employment agreements with Brian MacDonald and Peter J. Hamilton. Mr. MacDonald is employed as President and Treasurer and Mr. Hamilton is employed as Vice President, Sales. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Each of Mr. MacDonald and Mr. Hamilton has a salary of Cdn. $96,000 per year, plus 6% of sales revenue. IVP Technology guarantees the payments under these employment contracts. Neither Mr. MacDonald nor Mr. Hamilton receives any further compensation for service as an officer or director of IVP Technology.

         In September 2001, International Technology Marketing entered into employment agreements with Geno Villella, Kevin Birch and Sherry Bullock. Mr. Villella is employed as Vice President Implementation, Mr. Birch is employed as Senior Vice President and Chief Technology Officer and MS. Bullock is employed as Vice President Marketing. Each of these agreements has a term of three years and thereafter will continue for one year terms unless either party terminates the agreement at least 90 days prior to the end of any term. Mr. Villella is paid a base salary of Cdn. $36,000 per year, Mr. Birch is paid a base salary of Cdn. $60,000 per year and Ms. Bullock is paid a base salary of Cdn. $48,000 per year. IVP Technology guarantees the payments under these employment contracts. None Mr. Villella, Mr. Birch and Mr. Bullock receives any further compensation for service as an officer or director of IVP Technology. IVP Technology assumes these contracts effective April 1, 2002.

         Our company has no deferred compensation, stock options, SAR or other bonus arrangements for its employees and/or directors. All decisions concerning executive compensation were made by the Board of Directors.

EMPLOYEES AND CONSULTANTS

         As of December 31, 2001, IVP Technology had five full time employees. None of our employees are covered by any collective bargaining agreement.

         On March 1, 2002, IVP Technology also entered into a one-year consulting agreement with Danson Partners, LLC. Pursuant to this agreement, Danson Partners will provide financial and accounting services to IVP Technology. Danson Partners, LLC will be paid $10,000 per month for these services, $7,500 payable in cash and $2,500 payable in stock.

                             DESCRIPTION OF PROPERTY

         IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by Springboard Technology Solutions Inc. IVP Technology has an oral agreement which commenced January 1, 2002, with Springboard Technology Solutions, Inc., a corporation owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, whereby IVP Technology is obligated to pay
Springboard approximately $30,000 per month for rent, utilities, network infrastructure, equipment leases and all office administrative services. Messrs. MacDonald and Hamilton are officers and directors of IVP Technology. Messrs. Birch and Villella and Ms. Bullock are officers of IVP Technology.

                                LEGAL PROCEEDINGS

         IVP Technology is not presently a party to any material legal proceedings, nor is it aware of any material threatened litigation.

                             PRINCIPAL STOCKHOLDERS

         The following table contains information about the beneficial ownership of our common stock as of May 7, 2002, for:

         o each person who beneficially owns more than five percent of the common stock;

         o   each of our directors;

         o   the named executive officers; and

         o   all directors and executive officers as a group.

         Unless otherwise indicated, the address for each person or entity named below is c/o IVP Technology Corporation, 2275 Lakeshore Blvd. West, Suite 401, Toronto, Ontario M8V 3Y3 Canada.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 119,526,975 shares of common stock outstanding as of May 7, 2002:

                                                COMMON STOCK BENEFICIALLY OWNED
                                             -----------------------------------
                                                  AMOUNT             PERCENTAGE
                                             ---------------------  ------------

         Brian MacDonald                           14,000,000  (1)         12.6%
         Peter Hamilton                            14,000,000  (1)         12.2%
         Kevin Birch                               14,000,000  (1)         12.6%
         Sherry Bullock                             4,000,000  (1)         3.49%
         Geno Villella                              4,000,000  (1)          3.6%
         Stephen Smith                             1,000,000   (2)          1.0%
                                                   ----------  ---          ----
         All Officer and Directors as a Group      51,000,000              44.4%
                                             ================       ============

(1) These shares are being held in escrow until satisfaction of certain performance goals established in connection with the purchase of International Technology Marketing. These people are entitled to vote the escrowed shares while being held in escrow.

(2) Shares held in escrow with 500,000 shares to be released each on November 16, 2002 and November 16, 2003.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         IVP Technology's principal executive office is located at 2275 Lakeshore Blvd. West Suite 401, Toronto Ontario M8V 3Y3 Canada, which are also the premises occupied by Springboard Technology Solutions Inc. IVP Technology has an oral agreement which commenced January 1, 2002, with Springboard Technology Solutions, Inc., a corporation owned by Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, whereby IVP Technology is obligated to pay
Springboard approximately $30,000 per month for rent, utilities, network infrastructure, equipment leases and all office administrative services. Messrs. MacDonald and Hamilton are officers and directors of IVP Technology. Messrs. Birch and Villella and Ms. Bullock are officers of IVP Technology.

         On September 17, 2001, IVP Technology entered into a stock purchase agreement with International Technology Marketing, Inc. whereby IVP Technology is obligated to issue 50 million shares of restricted common stock to the shareholders of International Technology Marketing, who include Messrs. MacDonald, Hamilton, Birch, Villella and Ms. Bullock, the members of our current management team, in exchange for all of International Technology Marketing's common stock. On March 25, 2002, we issued the 50 million shares of common stock to be held by IVP Technology until the escrow agreement is executed to hold the shares. These shares will be held pending satisfaction of certain performance related goals. As these goals are achieved, the shares will be disbursed from the escrow to the former shareholders of International Technology Marketing. The former shareholders are entitled to vote the shares held in escrow pending satisfaction of the performance goals.

         The performance goals are as follows:

         o 10,000,000 shares will be disbursed upon aggregate sales of $500,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $1,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $2,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $6,000,000.

         o 10,000,000 shares will be disbursed upon aggregate sales of $16,200,000.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         MARKET INFORMATION. IVP Technology's common stock is traded on the Over-the-Counter Bulletin Board under the symbol "TALL". As of May 7, 2002, there were 119,526,975 shares of common stock outstanding and approximately 330 holders of record.

         The following table sets forth, for the periods indicated, the high and low bid prices of a share of common stock for the last two years, as well as the first quarter of 2002. Such quotations reflect inter-dealer prices, without retain mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                    HIGH BID        LOW BID
                                                ---------------  -------------

           2000
           Quarter Ended March 31, 2000                $3.69          $0.13
           Quarter Ended June 30, 2000                  1.41           0.56
           Quarter Ended September 30, 2000             0.91           0.57
           Quarter Ended December 31, 2000              0.67           0.14

           2001
           Quarter Ended March 31, 2001                $0.22          $0.12
           Quarter Ended June 30, 2001                  0.14           0.05
           Quarter Ended September 30, 2001             0.17           0.04
           Quarter Ended December 31, 2001              0.09           0.03

           2002
           Quarter Ended March 31, 2002                $0.11          $0.03

-
         IVP Technology did not pay any dividends during calendar 2001 and has never paid any dividends on its capital stock. IVP Technology currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at that time and such other factors as the Board of Directors deems relevant.

                            DESCRIPTION OF SECURITIES

GENERAL

         IVP Technology's authorized capital consists of 150,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share. At May 1, 2002, there were 119,526,975 outstanding shares of common stock and no outstanding shares of preferred stock. Set forth below is a summary description of certain provisions relating to IVP Technology's capital stock contained in its Articles of Incorporation and By-Laws and under the Nevada Revised Statutes. The summary is qualified in its entirety by reference to IVP Technology's Articles of Incorporation and By-Laws and the Nevada law.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is IVP Technology's present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         Currently there are no outstanding shares of preferred stock. The Board of Directors is authorized, within the limitations and restrictions prescribed by law or stated in the Articles of Incorporation, and by filing a certificate pursuant to applicable law of the State of Nevada, to provide for the issuance of preferred stock in series and (i) to establish from time to time the number of shares to be included in each series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing and alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of preferred stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status, which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

WARRANTS

         IVP Technology has outstanding warrants to purchase 265,000 shares of common stock, of which 15,000 shares have an exercise price of $0.50 per share and 250,000 shares have an exercise price of $0.099 per share. These warrants expire on the fifth anniversary of issuance and were issued in connection with the Equity Line of Credit.

DEBENTURES

         IVP Technology has outstanding convertible debentures, which were issued in the original principal amount of $200,000. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

TRANSFER AGENT

         The Transfer Agent for the common stock is Pacific Stock Transfer Company located at P.O. Box 93385, Las Vegas, Nevada 89193-3385.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of IVP Technology that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with IVP Technology's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our company's management.

                                     EXPERTS

         The financial statements for the year ended December 31, 2001 included in the Prospectus have been audited by Weinberg & Company, P.A., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding IVP Technology's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                           IVP TECHNOLOGY CORPORATION
                                AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)


CONTENTS

PAGE         F-1    INDEPENDENT AUDITORS' REPORT

PAGE         F-2    CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2001

PAGE         F-3    CONSOLIDATED  STATEMENTS OF  OPERATIONS  FOR THE YEARS ENDED
                    DECEMBER  31, 2001 AND 2000 AND FOR THE PERIOD FROM  JANUARY
                    1, 1998  (INCEPTION  OF  DEVELOPMENT  STAGE) TO DECEMBER 31,
                    2001

PAGE         F-4    CONSOLIDATED   STATEMENT   OF   CHANGES   IN   STOCKHOLDERS'
                    DEFICIENCY FOR THE PERIOD FROM JANUARY 1, 1998 (INCEPTION OF
                    DEVELOPMENT STAGE) TO DECEMBER 31, 2001

PAGE         F-5    CONSOLIDATED  STATEMENTS  OF CASH FLOWS FOR THE YEARS  ENDED
                    DECEMBER  31, 2001 AND 2000 AND FOR THE PERIOD FROM  JANUARY
                    1, 1998  (INCEPTION  OF  DEVELOPMENT  STAGE) TO DECEMBER 31,
                    2001

PAGES   F-6 - F-12  NOTES TO  CONSOLIDATED  FINANCIAL  STATEMENTS AS OF DECEMBER
                    31, 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
IVP Technology Corporation
(A development stage company)

We have audited the accompanying consolidated balance sheet of IVP Technology Corporation and Subsidiaries (a development stage company) as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001. These consolidated financial statements are the responsibility of IVP Technology's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IVP Technology Corporation and Subsidiaries as of December 31, 2001 and the results of their operations and their cash flows for each of the two years then ended and for the period from January 1, 1998 (inception of development stage) to December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that IVP Technology will continue as a going concern. As discussed in Note 7 to the consolidated financial statements, IVP Technology's recurring losses during the development stage of $12,883,106, working capital deficiency of $4,334,448 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. Management's Plan in regards to these matters is also described in Note 7. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ WEINBERG & COMPANY, P.A.

WEINBERG & COMPANY, P.A.

Boca Raton, Florida
March 8, 2002

                   IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET

ASSETS
------
Current ASSETS
 Cash                                                                                         $             232
                                                                                                 ----------------
      Total Current Assets                                                                                  232
                                                                                                 ----------------


OTHER ASSETS
 Miscellaneous receivable                                                                                   872
 Deferred licensing fee, net of amortization                                                          3,600,431
                                                                                                 ----------------
      Total Other Assets                                                                              3,601,303
                                                                                                 ----------------

TOTAL ASSETS                                                                                  $       3,601,535
                                                                                                 ================


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
 Accounts payable and accrued liabilities                                                     $         479,571
 Accounts payable - license agreement                                                                 3,620,268
 Note payable                                                                                           200,000
 Interest payable                                                                                        34,841
                                                                                                 ----------------
      Total Current Liabilities                                                                       4,334,680
                                                                                                 ----------------

NOTE PAYABLE - LONG-TERM                                                                                129,020
                                                                                                 ----------------

STOCKHOLDERS' DEFICIENCY
 Preferred stock, $.001 par value, 50,000,000 shares authorized,
  none issued and outstanding                                                                                 -
 Common stock, $.001 par value 150,000,000 shares authorized, 48,752,848 issued
  and outstanding                                                                                        48,753
 Common stock to be issued                                                                               50,000
 Additional paid-in capital                                                                          13,238,354
 Accumulated deficit (accumulated in development stage $12,883,106 in 2001)                         (13,859,272)
                                                                                                 ----------------
                                                                                                       (522,165)
 Less deferred compensation and licensing fee                                                          (340,000)
                                                                                                 ----------------

TOTAL STOCKHOLDERS' DEFICIENCY                                                                         (862,165)
                                                                                                 ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                                                $       3,601,535
----------------------------------------------

          See accompanying notes to consolidated financial statements.

                                               (A DEVELOPMENT STAGE COMPANY)
                                           CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                                                  Cumulative
                                                                                                                from January 1,
                                                                    For the Year            For the Year            1998
                                                                      Ended                   Ended             (Inception) to
                                                                     December               December 31,          December 31,
                                                                     31, 2001                  2000                  2001
                                                               -----------------      -------------------     ---------------------
REVENUE                                                      $          67,358      $            40,002     $             107,360
                                                               -----------------      -------------------     ---------------------

OPERATING EXPENSES
 Amortization                                                           19,837                  114,000                   239,837
 Interest                                                               22,341                   12,501                    62,303
 Legal and accounting                                                  125,715                  215,569                   551,964
 Management fees                                                          -                     308,841                   758,841
 Development and licensing fees and software support                   723,527                  355,109                   655,414
 Consulting fees                                                       387,086                1,637,279                 5,421,351
 Other                                                                    -                     162,312                   568,586
                                                               -----------------      -------------------     ---------------------
     Total Operating Expenses                                         1,278,506               2,805,611                 8,258,296
                                                               -----------------      -------------------     ---------------------

LOSS FROM OPERATIONS                                                (1,211,148)              (2,765,609)               (8,150,936)

OTHER EXPENSE
 Write-off of goodwill and other costs                                    -                        -                   (4,000,000)
                                                               -----------------      -------------------     ---------------------

LOSS BEFORE EXTRAORDINARY ITEM                                      (1,211,148)              (2,765,609)              (12,150,936)
                                                               -----------------      -------------------     ---------------------

Extraordinary item
 Loss on extinguishment of debt                                           -                        -                     (732,170)
                                                               -----------------      -------------------     ---------------------

NET LOSS                                                     $      (1,211,148)     $        (2,765,609)    $         (12,883,106)
--------
                                                               =================      ===================     =====================

LOSS PER SHARE                                               $           (0.03)     $             (0.08)    $               (0.48)
                                                               =================      ===================     =====================

WEIGHTED AVERAGE NUMBER OF OUTSTANDING COMMON SHARES                44,855,321               33,449,427                26,975,568
                                                               =================      ===================     =====================

          See accompanying notes to consolidated financial statements.

                                        IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                               (A DEVELOPMENT STAGE COMPANY)
                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIENCY
                           FOR THE PERIOD FROM JANUARY 1, 1998 (INCEPTION) TO DECEMBER 31, 2001

                                          Additional
                     Common Stock          Paid-In       Accumulated      Subscription     Common Stock To Be Issued
                  Shares       Amount      Capital         Deficit         Receivable       Shares           Amount
                ----------   ---------  -------------   --------------  ---------------- ------------      ----------
 Balance,
  December 31,
  1997           5,990,848  $  5,991    $  4,407,725  $   (976,166)      $     -              -         $    -

 Stock issued
  for cash and
  subscriptions  8,363,000     8,363        390,247           -            (359,000)          -              -
 Stock issued
  for services   2,000,000     2,000       2,998,000          -                -              -              -
 Net loss 1998       -          -              -         (7,086,094)           -              -              -
                 ----------    -------     ----------    -----------      -----------      ---------       --------
 Balance,
  December 31,
  1998          16,353,848    16,354      7,795,972     (8,062,260)       (359,000)          -              -

 Stock issued
  for cash       3,650,000     3,650        189,360           -            (136,350)          -              -
 Cash collected      -          -              -              -             359,000           -              -
 Stock issued
  for services     200,000       200          9,800           -                -              -              -
 Stock issued
  for debt       5,787,000     5,787      1,209,483           -                -              -              -
 Stock issued
  for license    1,500,000     1,500        218,500           -                -              -              -
 Net loss 1999       -          -              -         (1,820,255)           -              -              -
                 ----------    -------     ----------    -----------      -----------      ---------       --------
 Balance,
  December 31,
  1999           27,490,848    27,491      9,423,115     (9,882,515)       (136,350)          -              -

 Stock issued
  for cash and
  offering
  costs          8,000,000     8,000        667,000           -                -              -              -
 Cash collected      -          -              -              -             136,350           -              -
 Stock issued
  for services   2,670,000     2,670       1,611,991          -                -
 Stock issued
  for shell
  corporation     350,000        350           (350)          -                -              -              -
 Stock issued
  for debt        600,000        600        449,400           -                -
 Stock to be
  issued             -          -              -              -                -           1,000,000       720,000
 Stock issued
  for
  licensing fee      -          -              -              -                -
 Net loss, 2000      -          -              -         (2,765,609)           -              -              -
                 ----------    -------     ----------    -----------      -----------      ---------       --------
 Balance,
  December 31,
  2000         39,110,848   $  39,111   $  12,151,156 $  (12,648,124)   $      -        $  1,000,000    $  720,000

 Stock issued
  for services   9,512,000      9,512         883,488         -                -              -              -
 Stock issued    1,000,000      1,000         719,000         -                -          (1,000,000)     (720,000)
 Stock
  rescission     (870,000)      (870)      (515,290)          -                -              -              -
 Deferred cost
  recognized         -          -              -              -                -              -              -
 Stock to be
  issued for
  services           -          -              -              -                -           1,000,000       50,000

 Net loss, 2001      -          -              -         (1,211,148)           -              -              -
                 ----------    -------     ----------    -----------      -----------      ---------       --------

 BALANCE,
 --------
 DECEMBER 31,
  2001           48,752,848 $  48,753   $  13,238,354 $  (13,859,272)   $        -      $  1,000,000   $   50,000
                 ==========    =======     ==========    ===========      ===========      =========       ========



                                      F-4

                      Deferred
                    Compensation
                    and Services       Total
                  ---------------    ----------

 Balance,
  December 31,
  1997             $        -      $  3,437,550

 Stock issued
  for cash and
  subscriptions             -           39,610
 Stock issued
  for services              -         3,000,000
 Net loss 1998              -         (7,086,094)
                      ------------    ----------
 Balance,
  December 31,
  1998          1          -         (608,934)

 Stock issued
  for cash                  -           56,660
 Cash collected             -          359,000
 Stock issued
  for services              -           10,000
 Stock issued
  for debt                  -         1,215,270
 Stock issued
  for license               -          220,000
 Net loss 1999              -         (1,820,255)
                      ------------    ----------
 Balance,
  December 31,
  1999                      -           (568,259)

 Stock issued
  for cash and
  offering
  costs                     -          675,000
 Cash collected             -          136,350
 Stock issued
  for services          (316,286)     1,298,375
 Stock issued
  for shell
  corporation               -             -
 Stock issued
  for debt                  -          450,000
 Stock to be
  issued                               720,000
 Stock issued
  for
  licensing fee         (580,000)     (580,000)
 Net loss, 2000             -         (2,765,609)
                      ------------    ----------
 Balance,
  December 31,
  2000             $    (896,286)  $  (634,143)

 Stock issued
  for services              -          893,000
 Stock issued               -             -
 Stock
  rescission                -         (516,160)
 Deferred cost
  recognized             556,286       556,286
 Stock to be
  issued for
  services                  -           50,000
                            -             -
 Net loss, 2001             -         (1,211,148)
                      ------------    ----------

 BALANCE,
 --------
 DECEMBER 31,
  2001           $       (340,000)  $  (862,165)
                      ============    ==========

          See accompanying notes to consolidated financial statements.

                                      F-4a

                                       IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                                               (A DEVELOPMENT STAGE COMPANY)
                                           CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                             Cumulative From
                                                                     Year Ended           Year Ended        January 1, 1998
                                                                    December 31,         December 31,        (Inception) To
                                                                        2001                 2000          December 31, 2001
                                                                   ----------------     ---------------    -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                       $      (1,211,148)   $     (2,765,609)  $        (12,883,106)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
    Loss on extinguishment of debt                                           -                   -                   732,170
    Write-off of goodwill and other costs                                    -                   -                 4,000,000
    Stock issued for services                                             743,126           1,298,375              5,051,501
    Stock issued for licensing fee                                        240,000             140,000                380,000
    Amortization                                                           19,837             114,000                239,837
 Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable                                                     6,452              (6,452)                  -
  Increase (decrease) in:
    Accounts payable and accrued expenses                                  49,181             196,977                408,442
    Management fees payable                                                  -                   -                   450,000
    Interest payable                                                       22,340              12,501                 34,841
                                                                   ----------------     ---------------    -------------------
         Net Cash Used In Operating Activities                           (130,212)         (1,010,208)            (1,586,315)
                                                                   ----------------     ---------------    -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Minority interest                                                           -                   -                       400
 Other                                                                       -                   -                       400
                                                                   ----------------     ---------------    -------------------
         Net Cash Provided By Investing Activities                           -                   -                       800
                                                                   ----------------     ---------------    -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock, net of subscriptions                -                811,351              1,235,321
 Proceeds from loans and notes                                            129,020             200,000                343,355
 Proceeds from stockholders                                                  -                   -                     6,618
                                                                   ----------------     ---------------    -------------------
         Net Cash Provided By Financing Activities                        129,020           1,011,351              1,585,294
                                                                   ----------------     ---------------    -------------------


NET INCREASE (DECREASE) IN CASH                                            (1,192)              1,143                   (221)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            1,424                 281                    453
                                                                   ----------------     ---------------    -------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                      $             232    $          1,424   $                232
------------------------------------------
                                                                   ================     ===============    ===================

                                      F-5

SUPPLEMENTAL DISCLOSURE OF NON - CASH FINANCING ACTIVITIES:

Acquisition of license agreement for short-term payable         $       3,620,268    $           -      $          3,620,268
                                                                   ================     ===============    ===================

Issuance of 600,000 shares of common stock to settle            $            -       $        450,000   $            450,000
management fee payable                                             ================     ===============    ===================


















          See accompanying notes to consolidated financial statements.

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION
--------------------------------------------------------------------

       (A) ORGANIZATION
       ----------------

       Mountain Chief, Inc. was incorporated in the State of Nevada on February 11, 1994. This name was subsequently changed by Articles of Amendment dated November 16, 1994 to IVP Technology Corporation (the "Company"). IVP Technology was granted an extra-provincial license by the Province of Ontario on June 20, 1995 to carry on business in Ontario, Canada. Prior to 1998, IVP Technology was involved with various unsuccessful activities relating to the sale of technology products and then became inactive in 1997. IVP Technology began negotiations with a third party in 1998 to become an exclusive distributor of software and therefore is considered to have re-entered the development stage on January 1, 1998. Activities from inception of development stage included raising of capital and negotiations and acquisition of software distribution licenses (SEE NOTE
       6).

       (B) ACQUISITION
       ---------------

       Effective March 2000, IVP Technology acquired all the outstanding shares of common stock of Erebus Corporation, an inactive reporting shell company with no assets or liabilities, from the stockholders thereof in an exchange for an aggregate of 350,000 shares of IVP Technology's common stock and paid $200,000 of consulting expenses in connection with the acquisition. Pursuant to Rule 12-g-3(a) of the General Rules and Regulations of the Securities and Exchange Commission, IVP Technology elected to become the successor issuer to Erebus Corporation for reporting purposes under the Securities Exchange Act of 1934. For financial reporting purposes, the acquisition was treated as a recapitalization of IVP Technology with the par value of the common stock charged to additional-paid-in capital.

       (C) BASIS OF PRESENTATION
       -------------------------

       IVP Technology maintains its original records in United States dollars. The consolidated financial statements are expressed in United States dollars and have been prepared in accordance with generally accepted accounting principles (GAAP) in the United States.

       (D) PRINCIPLES OF CONSOLIDATION
       -------------------------------

       The consolidated financial statements include the accounts of IVP Technology and its inactive subsidiaries, Lanvoice Corporation and Erebus Corporation. All significant inter-company transactions and balances have been eliminated.

       (E) FOREIGN CURRENCY TRANSACTIONS
       ---------------------------------

       Transactions conducted in Canadian dollars have been translated into United States dollars using the average exchange rate for the month in which the transactions occurred. Gains or losses are recognized in the statement of operations.

       (F) USE OF ESTIMATES
       --------------------

       In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

          See accompanying notes to consolidated financial statements.

                  IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2001

       (G) CASH AND CASH EQUIVALENTS
       -----------------------------

       For purposes of the cash flow statements, IVP Technology considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

       (H) FAIR VALUE OF FINANCIAL INSTRUMENTS
       ---------------------------------------

       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosure of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced sale or liquidation.

       The carrying amounts of IVP Technology's accounts receivable, accounts payable and accrued liabilities, and note and interest payable thereon approximates fair value due to the relatively short period to maturity for these instruments.

       (I) INCOME TAXES
       ----------------

       IVP Technology accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (J) CONCENTRATION OF CREDIT RISK
       --------------------------------

       IVP Technology maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. IVP Technology has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

       (K) LOSS PER SHARE
       ------------------

       Basic and diluted net loss per common share for all periods presented is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, "Earnings Per Share". There were no common stock equivalents at December 31, 2000 and 1999.

       (L) BUSINESS SEGMENTS
       ---------------------

       IVP Technology applies Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information". IVP Technology operates in one segment and therefore segment information is not presented.

       (M) REVENUE RECOGNITION
       -----------------------

       IVP Technology records revenue associated with the sale of software licenses on a pro-rata basis over the license term.

       (N) NEW ACCOUNTING PRONOUNCEMENTS
       ---------------------------------

       The Financial Accounting Standards Board has recently issued several new Statements of Financial Accounting Standards. Statement No. 141, "Business Combinations" supersedes APB Opinion 16 and various related pronouncements. Pursuant to the new guidance in Statement No. 141, all business combinations must be accounted for under the purchase method of

                  IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2001

       accounting; the pooling-of-interests method is no longer permitted. SFAS 141 also establishes new rules concerning the recognition of goodwill and other intangible assets arising in a purchase business combination and requires disclosure of more information concerning a business combination in the period in which it is completed. This statement is generally effective for business combinations initiated on or after July 1, 2001.

       Statement No. 142, "Goodwill and Other Intangible Assets" supercedes APB Opinion 17 and related interpretations. Statement No. 142 establishes new rules on accounting for the acquisition of intangible assets not acquired in a business combination and the manner in which goodwill and all other intangibles should be accounted for subsequent to their initial recognition in a business combination accounted for under SFAS No. 141. Under SFAS No. 142, intangible assets should be recorded at fair value. Intangible assets with finite useful lives should be amortized over such period and those with indefinite lives should not be amortized. All intangible assets being amortized as well as those that are not, are both subject to review for potential impairment under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". SFAS No. 142 also requires that goodwill arising in a business combination should not be amortized but is subject to impairment testing at the reporting unit level to which the goodwill was assigned to at the date of the business combination.

       SFAS No. 142 is effective for fiscal years beginning after December 15, 2001 and must be applied as of the beginning of such year to all goodwill and other intangible assets that have already been recorded in the balance sheet as of the first day in which SFAS No. 142 is initially applied, regardless of when such assets were acquired. Goodwill acquired in a business combination whose acquisition date is on or after July 1, 2001, should not be amortized, but should be reviewed for impairment pursuant to SFAS No. 121, even though SFAS No. 142 has not yet been adopted. However, previously acquired goodwill should continue to be amortized until SFAS No. 142 is first adopted.

       Statement No. 143 "Accounting for Asset Retirement Obligations" establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other type of disposal of long-lived tangible assets arising from the acquisition, construction, or development and/or normal operation of such assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

       The adoption of these pronouncements will not have a material effect on IVP Technology's financial position or results of operations.

NOTE 2   MANAGEMENT FEES PAYABLE
--------------------------------

       During 2000, IVP Technology settled disputes with three former directors relating to services performed through December 31, 1999 by issuing 600,000 common shares valued at $450,000. The stock was valued at its quoted trading price on the settlement date and the resulting management fees had been expensed and accrued through December 31, 1999.

NOTE 3   NOTES PAYABLE
----------------------

       (A) NOTE PAYABLE - SHORT-TERM
       -----------------------------

       IVP Technology has a convertible note payable with Rainbow Investments International Limited ("RII") for $200,000 which is outstanding at December 31, 2001. The note bears interest at 10% per annum and was due May 2001. As of December 31, 2001, accrued interest on the note amounted to $34,841. The debt and accrued interest is convertible to common stock at a conversion price equal to 80% of the average closing bid price per share during the ten trading days immediately prior to any such conversion. On July 16, 2001, IVP Technology received notice from RII of their intent to convert the note and accrued interest to common stock. IVP Technology intends to convert such note payable, however, as of December 31, 2001 the conversion has not taken place.

                  IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2001

       (B) NOTE PAYABLE - LONG-TERM
       ----------------------------

       On July 30, 2001, IVP Technology entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001, IVP Technology has borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd.

NOTE 4   EQUITY
---------------

       During 1998 IVP Technology issued 8,363,000 common shares for cash of $39,610 and a related subscription receivable of $359,000 which was satisfied in 1999 with cash of $327,700 and an offset of $31,300 to due to stockholder.

       During 1998 IVP Technology issued 2,000,000 common shares for past services. For financial reporting purposes, the stock was valued at its quoted trading price on the grant date resulting in an aggregate consulting expense of $3,000,000 recorded in 1998.

       During 1999 IVP Technology issued 3,650,000 common shares for cash of $56,660 and a related subscription receivable of $136,350 which was collected in March 2000.

       During 1999 IVP Technology issued 200,000 common shares for services. For financial reporting purposes the stock was valued at its quoted trading price on the grant dates resulting in expense of $10,000.

       During 1999 IVP Technology issued 5,787,000 common shares valued at $1,215,270 in exchange for $483,100 of debt, customer deposits and accounts payable to unrelated parties. For financial reporting purposes the stock was valued at its quoted trading price on the settlement date. IVP Technology recognized a $732,170 loss on extinguishment.

       During 1999 IVP Technology issued 1,500,000 common shares for the extension of a licensing agreement. For financial statement purposes the stock was valued at its quoted trading price.

       During 2000, IVP Technology issued 4,500,000 common shares for cash of $675,000 and 3,500,000 common shares for costs in connection with the offering, which were valued at $350,000. The value of the 3,500,000 shares of common stock is a direct offering cost and accordingly has been charged to equity in 2000 (SEE NOTE 6(B)).

       During 2000, 2,670,000 common shares were issued for services in the amount of $1,614,661. These shares were valued at the quoted trading price on the grant date. Deferred compensation in the amount of $316,286 was recorded during the year for unearned consulting services.

       In March 2000, IVP Technology acquired all the outstanding shares of common stock of Erebus Corporation from the stockholders thereof in exchange for an aggregate of 350,000 shares of IVP Technology's common stock at par value (SEE NOTE 1(B)).

       During 2000, IVP Technology issued 600,000 common shares valued at its quoted trading price. The stock was issued for payment of debt (SEE NOTE
       2).

                  IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 2001

       In May 2000, IVP Technology amended and extended its software distribution agreement. The agreement was extended to May 31, 2003 and the territory expanded to Switzerland. In consideration of the above IVP Technology issued 1,000,000 common shares in August 2001 and increased the royalty fee from 5% to 7.5%. The shares were valued at $0.72 based upon the closing pricing at May 31, 2000. The $720,000 was originally recorded as common stock to be issued in the equity section of the balance sheet at December 31, 2000 and the cost of the agreement is being amortized over the remaining term of the agreement (SEE NOTE 8(A)).

       As of December 31, 2000, IVP Technology recognized $140,000 as licensing fee expense and recorded $580,000 for unearned licensing fee. The balance is deferred licensing fee and will be amortized on a pro-rata basis over the remaining life of the agreement.

       During 2001, IVP Technology issued 9,512,000 common shares for services valued at the quoted trading price at the time of issuance. The total value of such issuances amounted to $893,000. IVP Technology also incurred and recorded $50,000 of expenses for services rendered in 2001 for which it will issue 1,000,000 shares in 2002.

       During 2001, IVP Technology rescinded 870,000 shares previously issued to consultants for non-performance of services. Such shares were valued at the original issued value that reflected market prices at the time of issuance.

NOTE 5   INCOME TAXES
---------------------

       Income tax expense (benefit) for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                           2001             2000
                                                       -------------   --------------
       Current:
         Federal
         State                                               -                -
         Deferred-Federal and State                          -                -
                                                             -                -
       Income tax expense (benefit)                    -------------   --------------

                                                       =============   ==============

       IVP Technology's tax expense differs from the "expected" tax expense for the years ended December 31, 2001 and 2000, as follows:

                                                            2001            2000
                                                       --------------   -------------

       U.S. Federal income tax provision (benefit)        (411,800)       (940,300)
       Effect of net operating loss carryforward           411,800         940,300
                                                       --------------   -------------
                                                              -               -
                                                       ==============   =============

       The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31 are as follows:

                                      F-11

                 IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           AS OF DECEMBER 31, 2001


                                                            2001             2000
                                                       ------------   ---------------
       Deferred tax assets:
       Net operating loss carryforward                   4,712,200       4,300,400
                                                       ------------   ---------------
           Total gross deferred tax assets               4,712,200       4,300,400
         Less valuation allowance                        4,712,200       4,300,400
                                                       ------------   ---------------
         Net deferred tax assets                                -               -
                                                       ============   ===============

       At December 31, 2001, IVP Technology had net operating loss carryforwards of approximately $13,859,300, for U.S. federal income tax purposes available to offset future taxable income expiring on various dates beginning in 2016 through 2021.

       The valuation allowance at January 1, 2001 was approximately $4,300,400. The net change in the valuation allowance during the year ended December 31, 2000 was an increase of approximately $411,800.

NOTE 6   AGREEMENTS
-------------------

       (A) SOFTWARE DISTRIBUTION AGREEMENTS
       ------------------------------------

       On March 30, 1999, IVP Technology entered into a software distributing agreement, granting IVP Technology an exclusive right to distribute a software product known as "Power Audit" throughout the United States of America. (See below for subsequent amendments and extensions.) The significant terms and conditions governing the agreement are as follows:
       o  Payment by IVP Technology of $50,000 in development funds.
       o Issuance of 500,000 in common shares of IVP Technology to the owners and developers of the software upon its delivery, which was in October 1999.
       o IVP Technology is to pay royalties at 20% on the first $500,000 of sales. Between $500,000 and $1,000,000 IVP Technology will pay 12.5% on sales and 5% on sales over $1,000,000.

       The agreement has a term of fourteen (14) months and could be terminated on six-month notice by either party. It can be extended on a year to year basis, provided the gross annual sales exceed $1,000,000 and all other terms are observed by the parties.

       In September 1999, for a consideration of IVP Technology's issuance of an additional 1,000,000 common shares, the agreement was amended to include the European Economic Community in its distribution territory and payment of $4,200 per month for software support and services. The 1,500,000 common shares were issued in 1999 and were valued on the agreement and amendment dates based on the quoted trading price. The resulting $220,000 value was presented as license fees, net of $106,000 accumulated amortization, as of December 31, 1999. During the year ended December 31, 2000, the remaining license fees of $114,000 have been charged to operations as amortization expense. The license fees are amortized over the contract life.

       In May 2000, the parties agreed to amend and extend the software agreement for three years to May 31, 2003. The amended agreement expanded the territory to include the Country of Switzerland, required IVP Technology to issue 1,000,000 common shares (SEE NOTE 4) and complete a financing of a minimum of $2,000,000 with a portion of the proceeds to be used to contract services or to develop its own technical support and internal marketing group. In connection with the issuance of the common shares, IVP Technology may be obligated to absorb costs relating to the registration of those shares. As of the date of these financial statements, the cost to register those shares has not been determined. In addition, IVP Technology is required to secure a minimum of twelve (12) purchases of the software product prior to the expiration of the twelve-month period ending June 1, 2002. In the event that the minimum sales requirement is not met, IVP Technology is required to compensate the licensor for unearned royalties at the rate of $3,750 per unrealized sale up to the maximum of twelve (12) or $45,000 and issue 100,000 common shares. Lastly, the royalty fee for sales over $1,000,000 has been changed from 5% to 7.5%.

                IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           AS OF DECEMBER 31, 2001


       (B) CONSULTING AGREEMENTS
       -------------------------
       On November 1, 1999, IVP Technology entered into a consulting agreement whereby the consultant agreed to assist IVP Technology in raising stipulated minimum equity capital and perform other consulting services. Payment of 3,500,000 common shares has been placed in escrow and the issuance was contingent on raising the equity capital. In accordance with generally accepted accounting principles, the escrowed shares were not considered outstanding until released and therefore no value had been assigned to them. In 2000 these shares were released and were valued at the quoted trading price on the contract date and charged to equity as an offering cost (SEE NOTE 4).

       On March 17, 2000, IVP Technology entered into a consulting agreement with the former stockholder of the acquired inactive reporting shell company (SEE NOTE 1(B)). The consulting agreement states that one year after the execution of the agreement ("reset date"), the 350,000 common shares issued by IVP Technology to the former stockholder shall be increased or decreased based upon the average closing price of IVP Technology's stock 30 days prior to the reset date, so the value of the 350,000 shares will equal $500,000. The average closing price of the stock was $0.1487 cents per share. IVP Technology is obligated to issue an additional 3,012,475 common shares to the consultant. As of the date of this report, IVP Technology has not received a request for the additional shares.

       (C) LICENSING AGREEMENT
       -----------------------

       On December 28, 2001, IVP Technology entered into a two-year licensing agreement to distribute software, which is used in the insurance industry. The company received a non-exclusive right to sell such software to clients in North America, Mexico, Canada, and their overseas territories. The cost of such agreement was (pound)2,500,000 (U.S. $3,620,268) and is being amortized over the two-year period. Amortization for 2001 was $19,837.

NOTE 7   GOING CONCERN
----------------------
       As reflected in the accompanying financial statements, IVP Technology's recurring losses during the development stage of $12,883,106, and its working capital deficiency of $4,334,680 and stockholders' deficiency of $862,165, raise substantial doubt about its ability to continue as a going concern. The ability of IVP Technology to continue as a going concern is dependent on IVP Technology's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if IVP Technology is unable to continue as a going concern.

       IVP  Technology has entered into a software  distribution  agreement (SEE
       NOTE 6(A)) and a licensing agreement (SEE NOTE 6(C),) has raised equity capital and intends on raising additional equity capital in order to implement its business plan and marketing efforts. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for IVP Technology to continue as a going concern.

                IVP TECHNOLOGY CORPORATION AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           AS OF DECEMBER 31, 2001

NOTE 8   SUBSEQUENT EVENTS
--------------------------

       (A) STOCK PURCHASE AGREEMENT
       ----------------------------

       On September 17, 2001, IVP Technology entered into a stock purchase agreement to acquire 100% of the outstanding stock of International Technology Marketing, Inc. ("International Technology Marketing"). The agreement calls for IVP Technology to issue 50,000,000 shares, which will be held in escrow subject to IVP Technology reaching certain sales milestones. The agreement also calls for IVP Technology to reimburse the shareholders of International Technology Marketing in their efforts to meet the sales milestones.

       The sales milestones reached after the closing are as follows:
       o Upon achieving revenues of $500,000 the escrow agent will release 10,000,000 shares.

       o Upon achieving an additional $500,000 of revenues the escrow agent will release another 10,000,000 shares.
       o Upon achieving $2,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.
       o Upon achieving $6,000,000 in cumulative revenues the escrow agent will release another 10,000,000 shares.
       o Upon reaching $16,200,000 in cumulative revenues the final 10,000,000 shares will be released.

       As of December 31, 2001, IVP Technology has not closed the escrow agreement nor issued the shares.

       (B) LOAN AGREEMENT
       ------------------

       On February 16, 2002, IVP Technology entered into a short-term loan agreement that calls for repayment on April 30, 2002. The loan was for (pound)600,000 (US $864,180) and carries a rate of 4% above HSBC Bank base rate. Interest is payable monthly.

       (C) MARKETING AGREEMENT
       -----------------------

       On January 18, 2002, IVP Technology entered into a marketing agreement with a consultant who will provide marketing services for IVP Technology in Europe for one year. IVP Technology will issue 5,000,000 shares within 60 days of the contract date.

WE HAVE NOT  AUTHORIZED ANY DEALER,
SALESPERSON   OR  OTHER  PERSON  TO
PROVIDE ANY INFORMATION OR MAKE ANY
REPRESENTATIONS      ABOUT      IVP
TECHNOLOGY  CORPORATION  EXCEPT THE
INFORMATION   OR    REPRESENTATIONS
CONTAINED IN THIS  PROSPECTUS.  YOU
SHOULD  NOT RELY ON ANY  ADDITIONAL
INFORMATION OR  REPRESENTATIONS  IF
MADE.

      -----------------------

This prospectus does not constitute                ----------------------
an offer to sell, or a solicitation
of an offer to buy any securities:                       PROSPECTUS

  / / except   the   common   stock                 ---------------------
      offered by this prospectus;

  / / in any  jurisdiction in which
      the offer or  solicitation is
      not authorized;                         81,455,473 SHARES OF COMMON STOCK

  / / in any jurisdiction where the
      dealer  or other  salesperson
      is not  qualified to make the              IVP TECHNOLOGY CORPORATION
      offer or solicitation;

  / / to any  person  to whom it is
      unlawful to make the offer or
      solicitation; or
                                                        ____ __, 2002
  / / to  any  person  who is not a
      United States resident or who
      is outside  the  jurisdiction
      of the United States.

The delivery of this  prospectus or
any  accompanying   sale  does  not
imply that:

  / / there have been no changes in
      the affairs of IVP Technology
      Corporation after the date of
      this prospectus; or

  / / the information  contained in
      this  prospectus  is  correct
      after   the   date   of  this
      prospectus.

      -----------------------

Until ____ ____,  2002, all dealers
effecting   transactions   in   the
registered  securities,  whether or
not     participating    in    this
distribution,  may be  required  to
deliver  a  prospectus.  This is in
addition  to  the   obligation   of
dealers  to  deliver  a  prospectus
when acting as underwriters.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of IVP Technology to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of IVP Technology. In addition, the liability of our officers and directors for breaches of their fiduciary duty as a director or officer other than: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law; or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of IVP Technology pursuant to the foregoing, or otherwise, IVP Technology has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. IVP Technology will pay all expenses in connection with this offering.

            Securities and Exchange Commission Registration Fee   $       955
            Printing and Engraving Expenses                       $     2,500
            Accounting Fees and Expenses                          $    15,000
            Legal Fees and Expenses                               $    50,000
            Miscellaneous                                         $    16,545

            TOTAL                                                 $    85,000

RECENT SALES OF UNREGISTERED SECURITIES

         In May, 2002, IVP Technology entered into an agreement with Vanessa Land for marketing and advisory services connected with product marketing in the European Economic Community and North America. In relation with this agreement, IVP Technology issued 5,000,000 shares of common stock to Ms. Vanessa Land. These shares were registered on a Form S-8 filed on May 3, 2002. These shares were valued at $0.05 per share, or an aggregate of $250,000, on the date of issuance.

         In April 2002, IVP Technology raised $200,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 5% per year and mature two years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. At maturity, IVP Technology has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the average closing bid price of the common stock for the 4 lowest trading days of the 5 trading days immediately preceding the conversion date. IVP Technology has the right to redeem the debentures upon 30 days notice for 120% of the amount redeemed. Upon such redemption, IVP Technology will issue the investor a warrant to purchase 10,000 shares of common stock at an exercise price of $0.50 per share for every $100,000 of debentures that are redeemed.

         In April 2002, IVP Technology entered into an Equity Line of Credit Agreement with Cornell Capital Partners, L.P. Under this agreement, IVP Technology may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $10.0 million. Subject to certain conditions, IVP Technology will be entitled to commence drawing down on the Equity Line of Credit when the common stock to be issued under the Equity Line of Credit is registered with the Securities and Exchange Commission and the registration statement is declared effective and will continue for two years thereafter. The purchase price for the shares will be equal to 92% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $425,000 in any thirty-day period. IVP Technology paid Cornell a one-time fee equal to $340,000, payable in 3,032,000 shares of common stock. Cornell Capital Partners is entitled to retain 3.0% of each advance. In addition, IVP Technology entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer. Pursuant to the placement agent agreement, IVP Technology paid a one-time placement agent fee of 100,000 shares of common stock, which were valued at $0.10 per share, or an aggregate of $10,000, on the date of issuance. IVP Technology agreed to pay Danson Partners, LLC, a consultant, a one-time fee of $200,000 for its work in connection with the Equity Line of Credit. Of the fee, $75,000 was paid in cash with the balance paid in 1,040,000 shares of common stock.

         On or about April 26, 2001, IVP Technology issued 1,200,000 shares of common stock to Gross Capital Associates for marketing and promotion consulting services. These shares were valued at $0.14 per share, or an aggregate of $168,000, on the date of issuance.

         On or about April 26, 2001, IVP Technology issued 1,000,000 shares of common stock to John Coady for financial advisory services. These shares were valued at $0.14 per share, or an aggregate of $140,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 100,000 shares of common stock to Barry Gross that was earned pursuant to a consulting contract signed in 2000. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Brian MacDonald to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Peter Hamilton to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 14,000,000 shares of common stock to Kevin Birch to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Geno Villella to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 4,000,000 shares of common stock to Sherry Bullock to be held in escrow pending achievement of the performance clauses related to the September 17, 2001 agreement with International Technology Marketing.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Maxwell in lieu of compensation for services performed in 2001 as President of IVP Technology. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 500,000 shares of common stock to John Trainor in lieu of compensation for services performed in 2001 as Secretary of IVP Technology. These shares were valued at $0.09 per share, or an aggregate of $9,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 2,375,600 shares of common stock to Thomas Chown as conversion of debts owed by the corporation for services performed in 2001.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Buford Industries as conversion of a fee of $50,000 earned for introducing IVP to International Technology Marketing. These shares were valued at $0.05 per share, or an aggregate of $50,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 50,000 shares of common stock to Ruffa and Ruffa, P.A. for payment of interest on outstanding legal bills for the year 2001 - 2002. These shares were valued at $0.10 per share, or an aggregate of $5,000, on the date of issuance.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to J. Stephen Smith to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Michael Sidrow to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On or about March 25, 2002, IVP Technology issued 1,000,000 shares of common stock to Robert King to be held in escrow for services as a board member for the period from 2001 to 2003 to be accrued at the rate of 500,000 per year.

         On February 16, 2002, IVP Technology completed an interim financing agreement for a bridge loan of (pound)600,000 (U.S. $864,180) on an unsecured basis with the European based venture capital and merchant banking firm DcD Limited. The loan was due April 30, 2002 and accrues interest at a rate of 4% per year above the HSBC Bank base rate. Interest is payable monthly. On May 1, 2002, IVP Technology received written notice from the lender, DCD Limited, that it agreed to convert the loan into 4,000,000 shares of common stock at a conversion rate of approximately $0.19 per share.

         On or about August 17, 2001, IVP Technology issued 1,000,000 shares of common stock to Orchestral Corporation for extension of the licensing contract and to obtain market distribution to Switzerland. These shares were valued at $0.12 per share, or an aggregate of $120,000, on the date of issuance.

         On July 30, 2001, IVP Technology entered into a two-year note with Berra Holdings, Ltd. to borrow up to $187,500 at 6% interest. As of December 31, 2001, IVP Technology had borrowed $129,020. The note is collateralized by 2,500,000 shares of common stock held in the name of Clarino Investment International, Ltd.

         On or about July 30, 2001, IVP Technology rescinded the issuance of 870,000 shares of common stock previously issued to Koplan Consulting Corp. and Mr. Peter Kertes for services not performed.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding IVP Technology so as to make an informed investment decision. More specifically, IVP Technology had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in IVP Technology's securities.


EXHIBITS AND REPORTS ON FORM 8-K

         (a)      EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM SB-2.


EXHIBIT NO.           DESCRIPTION                                              LOCATION
--------------------  -------------------------------------------------------  ---------------------------------------------
2.1                   Agreement and Plan of Reorganization dated March 21,     Incorporated by reference to Exhibit 4.1 to
                      2000 between IVP Technology Corporation and Erebus       IVP Technology's Form 8-K12G3 filed on April
                      Corporation.                                             19, 2000

3.1                   Certificate of Amendment of Articles of Incorporation    Incorporated by reference to Exhibit 3.1 to
                                                                               IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

4.4                   Description of Securities                                Incorporated by reference to Exhibit 4.4 to
                                                                               IVP Technology's Form S-8 filed on July 23,
                                                                               2001

5.1                   Opinion of Kirkpatrick & Lockhart LLP re:  Legality      Provided herewith

10.4                  Second Amending Agreement to Software Distribution       Incorporated by reference to Exhibit 10.4 to
                      Agreement dated as of May 31, 2000 between the           IVP Technology's Form 10-QSB filed on
                      Registrant and Orchestral Corporation                    September 24, 2000

10.5                  Service Bureau Arrangement Agreement dated September     Incorporated by reference to Exhibit 10.5 to
                      28, 2000 between the Registrant and E-RESPONSES.COM      IVP Technology's Form 10-QSB filed on November
                                                                               14, 2000

10.6                  Stock Purchase Agreement dated September 17, 2001        Incorporated by reference to Exhibit 10.6 to
                      among the Registrant, International Technology           IVP Technology's Form 10-KSB filed on April
                      Marketing, Inc., Brian MacDonald, Peter Hamilton,        15, 2002
                      Kevin Birch, Sherry Bullock, and Geno Villella

10.7                  Agreement dated May 15, 2000 between the Registrant      Incorporated by reference to Exhibit 10.7 to
                      and Rainbow Investments International Limited            IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.8                  Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.8 to
                      International Technology Marketing, Inc. and Brian J.    IVP Technology's Form 10-KSB filed on April
                      MacDonald                                                15, 2002

10.9                  Agreement dated February 12, 2002 between the            Incorporated by reference to Exhibit 10.9 to
                      Registrant and SmartFOCUS Limited                        IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.10                 Warrant Agreement dated May 15, 2000 between the         Incorporated by reference to Exhibit 10.10 to
                      Registrant and Rainbow Investments International         IVP Technology's Form 10-KSB filed on April
                      Limited                                                  15, 2002

10.11                 Convertible Promissory Note dated May 2000 between the   Incorporated by reference to Exhibit 10.11 to
                      Registrant and Rainbow Investments International         IVP Technology's Form 10-KSB filed on April
                      Limited                                                  15, 2002

                                      II-4

EXHIBIT NO.           DESCRIPTION                                              LOCATION
--------------------  -------------------------------------------------------  ---------------------------------------------
10.12                 Software Distribution Agreement dated December 28,       Incorporated by reference to Exhibit 10.12 to
                      2001 between the Registrant and TIG Acquisition          IVP Technology's Form 10-KSB filed on April
                      Corporation                                              15, 2002

10.13                 Loan Agreement dated January 16, 2002 between the        Incorporated by reference to Exhibit 10.13 to
                      Registrant and DCD Holdings Limited                      IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.14                 Agreement for the Provision of Marketing Services        Incorporated by reference to Exhibit 10.1 to
                      dated May 3, 2002 between the Registrant and Vanessa     IVP Technology's Form S-8 filed with the SEC
                      Land                                                     on May 3, 2002

10.15                 Reserved

10.16                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.16 to
                      International Technology Marketing, Inc. and Geno        IVP Technology's Form 10-KSB filed on April
                      Villella                                                 15, 2002

10.17                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.17 to
                      International Technology Marketing, Inc. and Kevin       IVP Technology's Form 10-KSB filed on April
                      Birch                                                    15, 2002

10.18                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.18 to
                      International Technology Marketing, Inc. and Peter J.    IVP Technology's Form 10-KSB filed on April
                      Hamilton                                                 15, 2002

10.19                 Employment Agreement dated August 30, 2001 between       Incorporated by reference to Exhibit 10.19 to
                      International Technology Marketing, Inc. and Sherry      IVP Technology's Form 10-KSB filed on April
                      Bullock                                                  15, 2002

10.20                 Loan and Security Agreement dated July 30, 2001 among    Incorporated by reference to Exhibit 10.20 to
                      the Registrant, Clarino Investments International        IVP Technology's Form 10-KSB filed on April
                      Ltd., and Berra Holdings Ltd.                            15, 2002

10.21                 Consulting and Advisory Extension Agreement dated        Incorporated by reference to the Exhibit to
                      February 14, 2001 between the Registrant and Barry       IVP Technology's Form 10-QSB filed on May 21,
                      Gross D/B/A Gross Capital Associates                     2001

10.22                 Letter Agreement dated June 28, 2001, between the        Incorporated by reference to Exhibit 4.1 to
                      Registrant and Andris Gravitis                           IVP Technology's Form S-8 filed on July 23,
                                                                               2001

10.23                 Letter Agreement dated June 28, 2001, between the        Incorporated by reference to Exhibit 4.2 to
                      Registrant and Thomas Chown.                             IVP Technology's Form S-8 filed on July 23,
                                                                               2001

10.24                 Letter Agreement dated May 30, 2001, between the         Incorporated by reference to Exhibit 4.3 to
                      Registrant and Ruffa & Ruffa, P.C. for Modification of   IVP Technology's Form S-8 filed on July 23,
                      Retainer Agreement                                       2001

10.25                 Consulting Agreement dated September 1, 2000 between     Incorporated by reference to Exhibit 13.1 to
                      the Registrant and Barry Gross d/b/a Gross Capital       IVP Technology's Form 10-KSB filed on July 5,
                      Associates                                               2001

10.26                 Consulting and Advisory Agreement dated September 25,    Incorporated by reference to Exhibit 13.2 to
                      2000 between the Registrant and Koplan Consulting        IVP Technology's Form 10-KSB filed on July 5,
                      Corporation                                              2001

                                      II-5

EXHIBIT NO.           DESCRIPTION                                              LOCATION
--------------------  -------------------------------------------------------  ---------------------------------------------
10.27                 Warrant Agreement dated April 3, 2002 between the        Incorporated  by reference to Exhibit  10.27 to
                      Registrant and  Cornell  Capital  Partners LP            IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.28                 Equity Line of Credit Agreement dated April 3, 2002      Incorporated by reference to Exhibit 10.28 to
                      between the Registrant and Cornell Capital Partners LP   IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.29                 Registration Rights Agreement dated April 3, 2002        Incorporated  by reference to Exhibit 10.29 to
                      between the Registrant and Cornell Capital Partners, LP  IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.30                 Escrow Agreement dated April 3, 2002 among the           Incorporated by reference to Exhibit 10.30 to
                      Registrant, Cornell Capital Partners, LP, Butler         IVP Technology's Form 10-KSB filed on April
                      Gonzalez, and First Union National Bank                  15, 2002

10.31                 Securities Purchase Agreement dated April 3, 2002        Incorporated by reference to Exhibit 10.31 to
                      among the Registrant and the Buyers                      IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.32                 Escrow Agreement dated April 3, 2002 among  the          Incorporated  by reference to Exhibit 10.32 to
                      Registrant, the Buyers, and First Union National Bank    IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.33                 Debenture Agreement Dated April 3, 2002 between the      Incorporated by reference to Exhibit 10.33 to
                      Registrant and Cornell Capital Partners LP               IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.34                 Investor Registration Rights Agreement dated April 3,    Incorporated by reference to Exhibit 10.34 to
                      2002 between the  Registrant  and the Investors          IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002


10.35                 Placement Agent Agreement dated April 3, 2002 among      Incorporated by reference to Exhibit 10.35 to
                      the Registrant, Westrock Advisors, Inc. and Cornell      IVP Technology's Form 10-KSB filed on April
                      Capital Partners LP                                      15, 2002

10.36                 Letter Agreement dated February 20, 2002 between the     Incorporated by reference to Exhibit 10.36 to
                      Registrant and Buford Industries Inc.                    IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.37                 Letter Confirmation Agreement dated July 21, 2001        Incorporated by reference to Exhibit 10.37 to
                      between the Registrant and Buford Industries Inc.        IVP Technology's Form 10-KSB filed on April
                                                                               15, 2002

10.38                 Consulting Agreement dated March 1, 2002 between the     Provided herewith
                      Registrant and Danson Partners LLC

10.39                 Term Sheet between the Registrant and Cornell Capital    Provided herewith
                      Partners, LP Increasing the Commitment under the Equity
                      Line of Credit to $10 million

10.40                 Consulting Agreement dated February 12, 2002 between     Provided herewith
                      the Registrant and Danson Partners LLC

10.41                 Escrow Agreement dated as of May 15, 2002 among the      Provided herewith

                      Registrant, Brian MacDonald, Peter Hamilton, Kevin
                      Birch, Sherry Bullock, and Gino Villella

23.1                  Consent of Kirkpatrick & Lockhart LLP                    Incorporated by reference to Exhibit 5.1 to
                                                                               this Form SB-2

23.2                  Consent of Weinberg & Company, P.A.                      Provided herewith

         (B)      REPORTS ON FORM 8-K.

         IVP Technology filed a report on Form 8-K on February 20, 2002 disclosing that on January 18, 2002, IVP Technology entered into an agreement for the provision of marketing advisory services by Vanessa Land, president of Devonshire Marketing Limited of London, UK. Additionally, IVP Technology also disclosed that it also signed a reseller distribution agreement with SmartFocus Company Limited of Bristol UK.

         IVP Technology filed a report on Form 8-K on January 31, 2002 disclosing that on December 28, 2001, IVP Technology executed a distribution agreement with The Innovation Group through TIG Acquisition Corporation whereby IVP Technology Corporation was grated a license on a non-exclusive basis to market TiG plc's Classifier (R) Information System software product and solution to companies in North America.

         IVP Technology filed a report on Form 8-K on May 6, 2002 disclosing that on May 1, 2002, IVP Technology received written notice that the lender, DCD Limited, agreed to convert the loan for $864,180 due on April 30, 2002 to 4,000,000 shares of common stock. This equates to a conversion price of approximately $0.19 per share.

UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                        (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT");


                        (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                        (iii) Include any additional or changed material information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






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




                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on May 15, 2002.

                                   IVP TECHNOLOGY CORPORATION

                                   By: /s/ Brian MacDonald
                                      ------------------------------------------
                                   Name:   Brian MacDonald
                                   Title:  President, Chief Executive Officer
                                           and Chairman of the Board of
                                           Directors

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                      TITLE                        DATE
---------                      -----                        ----

/s/ J. Stephen Smith
--------------------------
J. Stephen Smith               Director                     May 15, 2002

/s/ Peter Hamilton
--------------------------
Peter Hamilton                 Director                     May 15, 2002




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